Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PMC-SIERRA, INC.,

POLARIS MERGER SUB, INC.,

PASSAVE, INC.

and

RON HIRAM

Dated as of April 4, 2006

i

(continued)

(continued)

(continued)

EXHIBITS
Exhibit A Consent and Indemnity Agreement
Exhibit B Stockholder Consent
Exhibit C Merger Consideration
Exhibit D Israeli Withholding Tax
Exhibit E Escrow Agreement

AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2006 (this “Agreement”), is made by and among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), Polaris Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Sub”), Passave, Inc., a Delaware corporation (the “Company”), and Ron Hiram, an individual, as representative of certain of the equityholders of the Company (the “Stockholder Representative”). Capitalized terms used in this Agreement but not defined elsewhere herein have the meanings assigned to them in Section 1.1 hereof.

RECITALS

A. The Boards of Directors of each of Acquiror, the Company and Sub have, pursuant to the Delaware General Corporation Law (the “Delaware Law”), approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger”); and the Boards of Directors of each of the Company and Sub have declared that this Agreement is advisable, fair and in the best interests of their respective stockholders and approved the Merger upon the terms and conditions set forth in this Agreement.

B. Concurrently with the execution of this Agreement, and as a condition to and as an inducement to Acquiror’s willingness to enter into this Agreement: (i) certain of the Stockholders are entering into a Consent and Indemnity Agreement substantially in the form attached hereto as Exhibit A (the “Consent and Indemnity Agreement”); and (ii) certain employees of the Company are entering into employment agreements, each to be effective at the consummation of the Closing.

C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and, accordingly, Acquiror and the Company have made certain representations and covenants in connection with such qualification.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. For purposes of this Agreement:

“Acquiror Common Stock” means the common stock, par value $0.001 per share, of Acquiror.

“Acquiror Escrow Amount” means a number of shares of Acquiror Common Stock equal to (A) 10% of the Aggregate Stock Merger Consideration (to the extent allocable to the Stockholders, Vested Option Holders and Warrant Holders) minus the Key Employee Escrow and, to the extent such shares of Acquiror Common Stock are sold or substituted for cash pursuant to the Escrow Agreement, (B) the cash deposited into escrow in connection with such sale or substitution of any such Acquiror Common Stock in accordance with Section 2.12 and the Escrow Agreement.

“Acquiror Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects, would have a material adverse effect on (a) the financial condition, assets, liabilities, business or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (b) the ability of Acquiror to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, other than any change or effect relating to the United States economy or political conditions in general or to United States stock market conditions in general or to the markets or legal or regulatory environment in which Acquiror and its Subsidiaries operate generally.

“Action” means any demand, claim, counterclaim, action, suit or arbitration, or any proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, or is controlled by, or is under common control with, such Person.

“Aggregate Claim Amount” means, at any date of determination, the aggregate amount of (a) Losses for Indemnification Claims that have been resolved in favor of Acquiror and any other Acquiror Indemnified Parties from the Closing Date through such date in accordance with the terms of this Agreement and the Escrow Agreement, as agreed in writing by the Stockholder Representative and Acquiror, or as otherwise finally settled or adjudicated and not subject to appeal or further proceedings, plus (b) Acquiror’s reasonable good faith estimate of Losses, as determined in accordance with Section 7.4(a), for all Indemnification Claims that have been timely asserted and not resolved as of such date.

“Aggregate Stock Merger Consideration” has the meaning set forth on Exhibit C.

“Allocated Withholding Portion” has the meaning set forth on Exhibit D.

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements and the Consent and Indemnity Agreement.

“Average Closing Price” shall be an amount equal to the average closing price per share of Acquiror Common Stock on Nasdaq (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) for the five (5) trading days ending with the second (2nd) trading day immediately preceding the Closing Date.

“Average Signing Price” shall be $12.33.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York. If any payment or other obligation is due to be made or performed hereunder on a day that is not a Business Day, such payment or other obligation shall be made or performed on the next Business Day.

“Capitalized Lease Obligations” means with respect to any Person, all obligations of such Person as lessee under leases of real or personal property that are required under GAAP to be capitalized on the balance sheet of such Person.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Preferred Stock” means, collectively, the Series A and the Series B Preferred Stock of the Company, each with a par value of $0.0001 per share.

“Company Stock Plans” means, collectively, the Company’s 2003 Israeli Share Option Plan and the 2005 U.S. Stock Incentive Plan.

“Company Transaction Expenses” means all out-of-pocket expenses incurred by the Company to third parties (which shall exclude payments by the Company to its directors, officers and employees in the Ordinary Course of Business) in connection with the transactions contemplated by this Agreement (and the sales process conducted by the Company that resulted in the transactions contemplated by this Agreement), including the fees and expenses of any broker, investment banker or financial advisor and any legal fees and expenses.

“Contract” shall mean any contract, license, agreement, arrangement, lease, commitment, letter of intent, memorandum of understanding, memorandum of agreement and other legally binding arrangement.

“Control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Employment Agreements” means the Employment Agreements of even date herewith between the Company and the Key Employees.

“Encumbrance” means any charge, claim, encumbrance, mortgage, lien, option, pledge, security interest or other restriction or adverse claim of any kind.

“Escrow Agent” means the escrow agent appointed pursuant to the terms of the Escrow Agreement, or any successor appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, to be dated effective as of the Closing Date, to be entered into by Acquiror, the Stockholder Representative and the Escrow Agent, in the form attached hereto as Exhibit E.

“Estimated Company Transaction Expenses” means Company Transaction Expenses not paid or accrued as of the date of delivery of the Merger Consideration Schedule but which the Company, in good faith, estimates will be paid after such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth on Exhibit C.

“Final Average Stock Price” has the meaning set forth on Exhibit C.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States national, federal, state, local, provincial or international government or any political subdivision or any governmental, regulatory or administrative authority, agency or commission, or judicial or arbitral body thereof or therein.

“Inbound IP Agreement” means an agreement granting to the Company or any of its Subsidiaries any rights in Intellectual Property or Technology owned by a third party that is used by the Company or any of its Subsidiaries, to a material extent, in the conduct of the business of the Company and its Subsidiaries, as currently conducted, excluding any “shrink-wrap”, “click-wrap” or “off-the-shelf” license agreements relating to Software.

“Indemnification Claim” means a claim that an Indemnified Party reasonably believes could give rise to any obligation to provide indemnification pursuant to Article VII, including a Third Party Claim.

“Intellectual Property” means all intellectual property rights arising under the Laws of any jurisdiction with respect to, arising from or associated with the following: (i) all Internet addresses and domain names (“Domain Names”); (ii) trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, trade dress rights, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world (collectively, “Marks”); (iii) patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues), rights therein provided by international treaties or conventions and rights in respect of utility models or industrial designs (collectively, “Patents”); (iv) copyrights (including copyrights in software programs) and registrations and applications therefor and all other rights corresponding thereto, moral rights, database and design rights, and mask works and registrations and applications therefor (collectively, “Copyrights”); and (v) know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“Key Employees” means those individuals set forth in Schedule 1.1(a) of the Company Disclosure Schedules.

“Key Employee Escrow” means the portion of the Acquiror Common Stock and/or Assumed Options of the Key Employees placed into escrow pursuant to the Employment Agreements.

“Knowledge”, with respect to the Company, means the actual knowledge of the individuals listed on Schedule 1.1(b) of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant, subtenant or licensee, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects, would have a material adverse effect on (a) the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, other than any change or effect relating to the United States economy or political conditions in general or to United States stock market conditions in general or to the markets or legal or regulatory environment in which the Company and its Subsidiaries operate generally.

“Nasdaq” means the Nasdaq National Market.

“Net Purchase Price” has the meaning set forth on Exhibit C.

“Option” means each outstanding option to purchase shares of Company Common Stock.

“Ordinary Course of Business” means actions and operations that are (a) consistent in all material respects with the past practices of the Company and its Subsidiaries, (b) taken in the ordinary course of the normal, day-to-day operations of the Company and its Subsidiaries and (c) not required to be authorized by consent of the stockholders of the Company or any of its Subsidiaries or by any Governmental Authority.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or payable, (b) inchoate mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries and (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities that do not interfere with the use of such assets or properties as currently used.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Purchase Price Per Share of Company Common Stock” has the meaning set forth on Exhibit C.

“Real Property Lease” means any lease, sublease, license or other agreement (and all amendments or other modifications thereto) pertaining to any Leased Real Property.

“Return” means any return, report or statement filed or required to be filed with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means, collectively, the shares of Company Common Stock and the shares of Company Preferred Stock.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Stockholder” means a holder of Shares (other than Dissenting Shares and Shares described in Section 2.7(b) hereof) immediately prior to the Effective Time.

“Stockholder Consent” means the consent substantially in the form attached hereto as Exhibit B.

“Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $10,082,000, which represents the Company’s good faith estimate as of the date hereof of the Closing Net Working Capital, which was calculated in accordance with the accounting methods, practices and principles described in Section 5.16(a).

“Taxes” means (i) all federal, state, local or foreign taxes and similar governmental charges, fees, imposts, levies or assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and customs duties, (ii) all interest, linkage differentials, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Top Employees” means those individuals set forth in Schedule 1.1(c) of the Company Disclosure Schedules.

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Valid Exemption” has the meaning set forth on Exhibit D.

“Vested Options” means those Options that have vested under their terms as of the Effective Time.

“Vested Option Holder” means a holder of Vested Options immediately prior to the Effective Time.

“Warrant” means each warrant to purchase shares of Company Common Stock issued pursuant to (i) the Naschitz Brandes Retainer and Option Letter Agreement dated as of May 30, 2002, (ii) the Option Agreement dated as of October 16, 2005, between the Company and Jay Young Company, LLC or (iii) the HTC warrant agreement.

“Warrant Holder” means a holder of Warrants immediately prior to the Effective Time.

“Withheld Securityholder” has the meaning set forth on Exhibit D.

Section 1.2. Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
$9.14
Acquiror	PREAMBLE
Acquiror Indemnified Parties	7.2
Acquiror SEC Reports	4.5(a)
Agreement	PREAMBLE
Allocated Escrow Portion	2.12
Arbiter	5.16(e)
Assumed Options	2.10(a)
Balance Sheet	3.6(a)
Certificate	2.9(c)
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Balance Sheet	5.16(d)
Closing Date	2.2(a)
Closing Net Working Capital	5.16(c)
Closing Net Working Capital Statement	5.16(d)
Company	PREAMBLE
Company Disclosure Schedules	Article III
Company Patents	3.14(a)
Company Registered Copyrights	3.14(a)
Company Registered Domain Names	3.14(a)
Company Registered IP	3.14(a)
Company Registered Marks	3.14(a)
Company Stock Option	2.10(a)
Company Stockholder Approval	3.2(b)
Confidentiality Agreement	5.9
Consent and Indemnity Agreement	RECITALS
Copyrights	1.1
Covered D&O Indemnitees	5.14(a)
Delaware Law	RECITALS
Disabling Procedures	3.14(k)
Dissenting Shares	2.8
dollars	9.14
Domain Names	1.1
Effective Time	2.2(b)
Employee Plans	3.10(a)
Escrow Contributor	2.12
Environmental Law	3.16(a)
Environmental Permit	3.16(a)
ERISA	3.10(a)
Escrow Tax Ruling	5.17
Estimated Closing Net Working Capital	5.16(a)
Financial Statements	3.6(a)
Grant	3.25
Hazardous Substances	3.16(a)
Indemnified Party	7.5(a)
Indemnifying Party	7.5(a)
Indemnity Cap	7.6(a)

Definition	Location
Information Statement	5.4
Insurance Policies	3.12
Intellectual Property Rights	3.14(c)
Investment Center	3.25
Investment Law	3.15(u)
Israeli Employee	3.11(e)
Israeli Options Tax Ruling	5.17
Israeli Sub	3.11(e)
Israeli Tax Rulings	5.17
Israeli Withholding Tax Pre-Ruling	5.17
Losses	7.2
Majority Holders	2.11(c)
Marks	1.1
Material Contracts	3.17(a)
Material Event	5.12(d)
Merger	RECITALS
Merger Consideration	2.7(c)
Merger Consideration Schedule	5.16(a)
OCS	3.25
Patents	1.1
Permits	3.8(c)
Pre-Merger Period	5.18(f)
Prospectus	5.12(b)
Prospectus Supplement	5.12(a)
Recovered Amount	7.5(b)
Registrable Shares	5.12(a)
Representatives	5.2
Securityholders	2.11(a)
Shelf Registration Statement	5.12(a)
Stockholder Representative	PREAMBLE
Stockholder Indemnified Parties	7.3
Sub	PREAMBLE
Suspension Period	5.12(d)
Surviving Corporation	2.1
Tax Claim	7.5(a)
Tax Controversy	7.5(a)
Termination Date	8.1(c)
Trade Secrets	1.1
Threshold	7.6(c)
Third Party Claim	7.5(a)

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions and limitations of this Agreement, at the Effective Time and in accordance with Delaware Law, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m., eastern time, on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI hereof (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Acquiror and the Company mutually may agree. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3. Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4. Certificate of Incorporation and Bylaws. The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.5. Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.6. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Acquiror-Owned Stock. Any shares of Company Common Stock or Company Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock or Company Preferred Stock owned by Acquiror or Sub, if any, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock and Company Preferred Stock. Each issued and outstanding share of Company Common Stock and Company Preferred Stock (other than as set forth in Section 2.7(b) or Section 2.8) shall be converted into the right to receive the consideration (the “Merger Consideration”) set forth on Exhibit C. At the Effective Time, all Shares (including shares of treasury stock) shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Certificate formerly representing any of such Shares (other than as set forth in Section 2.7(b) or Section 2.8) shall thereafter represent only the right to receive the Merger Consideration pursuant to this Section 2.7(c).

Section 2.8. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company capital stock (other than any shares to be canceled pursuant to Section 2.7(b) hereof) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the Delaware Law (“Dissenting Shares”), if any, shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled in accordance with Section 2.7 hereof, without interest. The Company shall give Acquiror (i) prompt notice of any demands received by the Company for appraisal of shares pursuant to Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9. Exchange of Certificates.

(a) Exchange Procedures. At the Closing, the Stockholder Representative shall deliver to Acquiror each Certificate of each Stockholder representing the Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions provided by Acquiror (and such other customary documents as may reasonably be required by Acquiror) or an affidavit of any lost Certificate as contemplated in Section 2.9(c), if the Certificate has been lost, stolen or destroyed. The exchange procedures shall comply with such procedures as may be required by the Israeli Withholding Tax Pre-Ruling and shall permit Acquiror (after consultation with the Company) to require holders of Certificates to provide any information necessary to comply with the Israeli Withholding Tax Pre-Ruling. The holder of each such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock and Company Preferred Stock then held by such holder under all such Certificates so surrendered and (B) cash in lieu of any fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.9(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock and Company Preferred Stock that is not registered in the transfer records of the Company, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon delivery by the Stockholder Representative at the Closing, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of Acquiror that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any cash in lieu of any fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.9(c), in each case, without interest.

(b) Transfer Books; No Further Ownership Rights in Company Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid in lieu of any fractional shares pursuant to Section 2.9(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

(c) No Fractional Shares. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”), no dividends or other distributions of Acquiror shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of such fractional share interests, Acquiror shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock and Company Preferred Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Final Average Stock Price.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the written agreement by such Person to indemnify Acquiror and the Surviving Corporation against any claim that may be made against it with respect to such Certificate, Acquiror will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and cash in lieu of any fractional shares of Acquiror Common Stock to which such holder would be entitled pursuant to Section 2.9(b), in each case pursuant to this Agreement.

(e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto or the Surviving Corporation shall be liable to any Person in respect of any shares of Acquiror Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Acquiror Common Stock, in each case required to be delivered and delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Taxes. Acquiror shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable to a holder of shares of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of U.S. state, local, Israeli or foreign tax Law and in accordance with the Israeli Withholding Tax Pre-Ruling (it being understood and agreed that under applicable U.S. tax Law as of the date hereof, no withholding would be required pursuant to this Section 2.9(f) in connection with amounts payable to a holder of shares of Company Common Stock or Company Preferred Stock if such holder complies with applicable certification requirements by providing Internal Revenue Service Form W-9 or Form W-8BEN (or other applicable form) and the Company provides to Acquiror the certificate described in Section 6.3(o)). Acquiror shall not be entitled to withhold any amounts pursuant to this Section 2.9(f) if Acquiror has received on or prior to the Closing Date, such certificates or forms as are sufficient, under applicable Law as of the Closing to establish that withholding is not required; and Acquiror agrees that, before withholding and paying over any amounts to any taxing authority with respect to a Stockholder pursuant to this Section 2.9(f) (and delivering to such Stockholder the balance of the portion of the Merger Consideration payable to such Stockholder pursuant to this Agreement), Acquiror shall provide such Stockholder with written notice and shall consult with such Stockholder in order to minimize the amount of any such withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Acquiror shall be treated as though it withheld or caused to be withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Company Preferred Stock. If withholding is required from shares of Acquiror Common Stock, Acquiror shall be treated as having sold or caused to be sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid or caused to be paid such cash proceeds to the appropriate taxing authority.

Section 2.10. Company Stock Options; Company Warrants.

(a) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Options to purchase shares of Company Common Stock granted under the Company Stock Plans or any other plans or arrangements of the Company or its Subsidiaries (“Company Stock Options”), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option or any other plans or arrangements of the Company or its Subsidiaries the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, at a price for all the underlying shares of Acquiror Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio (each, as so converted, an “Assumed Option”), and provided that such exercise price shall be rounded up to the nearest whole cent, provided, further, that the terms and conditions with respect to the Assumed Options of the Top Employees and Key Employees may vary but not the above formula for calculating the number of Assumed Options; and

(ii) make such other changes to the Company Stock Plans as Acquiror and the Company may agree are appropriate to give effect to the Merger and the Israeli Options Tax Ruling.

(b) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Acquiror shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time (converted pursuant to Section 2.10(a), shall become the obligations of Acquiror following the Effective Time.

(c) Within three (3) Business Days, after the Effective Time, Acquiror shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Acquiror Common Stock equal to the number of shares of Acquiror Common Stock subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Assumed Options or any unsettled awards granted under the Company Stock Plans after the Effective Time may remain outstanding.

(d) As soon as practicable after the Effective Time, Acquiror shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options after giving effect to the Merger and the adjustments required by Section 2.10(a).

(e) Except as otherwise contemplated by Section 2.10 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the Israeli Options Tax Ruling.

(f) The Warrants and the agreements governing such Warrants shall be amended and converted into the right to acquire upon exercise of the Warrants the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Warrant by the Exchange Ratio, at a price for all the underlying shares of Acquiror Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Warrant divided by (B) the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent and shall contain cashless exercise provisions.

Section 2.11. Stockholder Representative.

(a) Each Stockholder, Vested Option Holder and Warrant Holder (collectively, the “Securityholders”) that has delivered a Stockholder Consent to the Company or has executed the Consent and Indemnity Agreement shall be deemed to have irrevocably appointed, authorized and directed Ron Hiram to act as the Stockholder Representative, as such Securityholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative on behalf of such Securityholder insofar as it relates to indemnification claims under Article VII, indemnification claims under the Consent and Indemnity Agreement and the Escrow Agreement or otherwise expressly provided hereunder or thereunder, and to exercise such rights, power and authority, as are incidental thereto (including the right, power and authority to retain attorneys, accountants and other advisors to assist the Stockholder Representative in the performance of his or her duties hereunder or under the Escrow Agreement and the Consent and Indemnity Agreement), with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing and with all right, power and authority to act on behalf of each such Securityholder in connection therewith. Each of Acquiror and the Surviving Corporation shall be entitled to rely on, and shall be fully protected in reliance on, any written document signed by the Stockholder Representative.

(b) The Stockholder Representative shall also be deemed to have such incidental powers as may be necessary or desirable in order to effect the provisions of this Section 2.11. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. All duly authorized decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of such Securityholders, and no such Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of such Securityholders, and Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Each of Acquiror, Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, each such Securityholder shall be deemed to have waived, any claims they may have or assert, including those (on its behalf and on behalf of its Affiliates) that may arise in the future, against the Stockholder Representative for, and agree that the Stockholder Representative shall have no liability for, any action or inaction taken or not taken by the Stockholder Representative exclusively in connection with such person’s capacity as the Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct. Such Persons further agree that in no event shall the Stockholder Representative be liable for any negligent act or omission. The Stockholder Representative may consult with legal counsel and may rely on, and shall be fully protected in reliance on, any such advice of counsel.

(c) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the Shares (on an as-converted basis) held by such Stockholders immediately prior to the Effective Time (the “Majority Holders”); provided, however, that no such resignation or removal shall be effective until a new Stockholder Representative, who shall be reasonably able to perform the duties of the Stockholder Representative hereunder and reasonably satisfactory to Acquiror has been appointed and such new Stockholder Representative agrees in a writing delivered to Acquiror to be bound by the terms of this Agreement and the Escrow Agreement that relate to the Stockholder Representative. Subject to compliance with the foregoing proviso, in the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective (subject to compliance with the proviso in the first sentence of this Section 2.11(c)) upon the later of the date indicated in such consent or the date such consent is received by Acquiror and, after the Effective Time, the Surviving Corporation. Notwithstanding the foregoing, the Stockholder Representative may resign thirty (30) days after giving notice to the Majority Holders, whether or not a replacement has been selected in accordance with the foregoing.

(d) The approval of this Agreement by the requisite vote or written consent of Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof and of the applicable Ancillary Agreements binding upon the Stockholders, including Article VII hereof.

(e) The Stockholder Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment by the Company (and, after the Closing, by the Surviving Corporation) of all of his reasonable and documented out-of-pocket expenses incurred in connection with the performance of duties hereunder as the Stockholder Representative.

(f) Acquiror and Sub acknowledge and agree that the obligations of the Stockholder Representative hereunder are obligations strictly in his capacity as agent of the Securityholders and in no event shall the Stockholder Representative (or any replacement), in his individual capacity, have any duty to indemnify any Acquiror Indemnified Parties or any other party or to pay or remit any funds or other consideration hereunder or under any of the Ancillary Agreements to which the Stockholder Representative is a party (it is understood and agreed that the foregoing limitation on the obligation of the Stockholder Representative to indemnify any parties in his individual capacity shall in no way limit the other obligations of the Stockholder Representative, including under Section 2.11(a) hereof).

Section 2.12. Escrow. On the Closing Date, Acquiror shall deposit the Acquiror Escrow Amount with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms of this Section 2.12,

Article VII hereof and the Escrow Agreement in order to satisfy claims pursuant to Article VII hereof. The portion of the Acquiror Escrow Amount (each, an “Allocated Escrow Portion”) that shall be withheld with respect to each Securityholder (each, an “Escrow Contributor”) shall be set forth in the Merger Consideration Schedule. Each Escrow Contributor shall be permitted pursuant to the Escrow Agreement to sell the Acquiror Common Stock constituting such Escrow Contributor’s Allocated Escrow Portion in accordance with the terms of the Escrow Agreement (or substitute such Acquiror Common Stock for cash). An amount of cash equal to the proceeds received by such Escrow Contributor (or its assignee) with respect to such sale, net of brokerage commissions, if any, (or any cash substituted for Acquiror Common Stock) shall be retained as part of the Acquiror Escrow Amount for the period of time the Acquiror Escrow Amount is required to remain in escrow hereunder and pursuant to the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Sub (as qualified by the disclosure schedules attached hereto (the “Company Disclosure Schedules”) as follows:

Section 3.1. Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) duly organized, validly existing and, where the concept is recognized under applicable Law, in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, and (ii) duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for any failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

(b) The Company has heretofore furnished to Acquiror a complete and correct copy of (x) the certificate of incorporation and bylaws or equivalent organizational documents, each as amended and restated to date, of the Company and each of its Subsidiaries and (y) all minute books containing the minutes and written consents for all board of directors and stockholder meetings of the Company and each of its Subsidiaries. The certificates of incorporation, bylaws or equivalent organizational documents referred to in the foregoing clause (x) are in full force and effect.

Section 3.2. Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of the Company. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company, at a meeting thereof duly called and held on April 2, 2006, (i) unanimously determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its Stockholders and (ii) resolved to recommend that the Company’s Stockholders approve and adopt this Agreement and the Merger. The consummation of the Merger is subject to obtaining the approvals of Stockholders representing, as of the record date that entitles the Stockholders to vote thereon, 50% in interest of the outstanding shares of Company Common Stock and 60% in interest of the outstanding shares of Series A and Series B of the Company Preferred Stock voting collectively as a class (collectively, the “Company Stockholder Approval”), which such Company Stockholder Approval has been duly and validly obtained concurrently with the execution of this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) result in any material violation of any Law of the United States, Israel or any other jurisdiction in which the Company or any of its Subsidiaries conducts operations which is applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected;

(iii) conflict with any material order of any Governmental Authority;

(iv) except as set forth on Schedule 3.3(a)(iv) of the Company Disclosure Schedules, conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any rights of termination, acceleration or cancellation of, give rise to any right of any Person to receive any payment as a result of the consummation of the transactions contemplated hereby, or result in any other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries; or

(v) result in the creation or imposition of any Encumbrance on any asset of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is required to file, provide, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Person in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) as set forth on Schedule 3.3(b) of the Company Disclosure Schedules.

Section 3.4. Capitalization.

(a) The authorized capital of the Company consists of (i) 10,550,000 shares of Company Common Stock, of which, as of the date hereof, (A) 1,229,198 shares are issued and outstanding, and (B) 9,337,147 shares are reserved for issuance upon exercise, exchange or conversion of outstanding shares of Company Preferred Stock, Warrants and Options; and (ii) 11,803,702 shares of Preferred Stock, par value $0.0001 per share, (A) 500,000 of which are designated Series A Preferred Stock, of which, as of the date hereof, 5,000 shares are issued and outstanding, and (B) 11,303,702 of which are designated Series B Preferred Stock, of which, as of the date hereof, 11,303,702 shares are issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, are fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities Laws and without violating any contractual obligation or any other preemptive or similar rights. Schedule 3.4(a) of the Company Disclosure Schedules identifies each of the record holders of the Company Common Stock and Company Preferred Stock and, as of the date hereof, the number of shares of Company Common Stock and Company Preferred Stock held by such Person, and also identifies, to the Knowledge of the Company, any other beneficial owners of Company Common Stock and Company Preferred Stock.

(b) As of the date hereof, the Company has reserved 2,868,802 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock

Plans. Options to purchase 2,170,292 shares of the Company Common Stock have been granted and are outstanding and unexercised as of the date hereof, and, subject to the terms of the this Agreement, 698,510 shares of Company Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Company Stock Plans. Schedule 3.4(b) of the Company Disclosure Schedules sets forth, with respect to all Company Stock Options granted to Israeli tax payers, whether each such option was granted under the following sections of the Israeli Income Tax Ordinance: Section 3(i); Section 102 (prior to January 1, 2003); or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102). Schedule 3.4(b) of the Company Disclosure Schedules sets forth the name and number of Options and Warrants granted to each holder of an Option or Warrant.

(c) As of the date hereof, the Company has reserved 62,071 shares of Company Common Stock for issuance upon exercise of the Warrants. Warrants which are exercisable into 62,071 shares of Company Common Stock have been granted and are outstanding and unexercised as of the date hereof.

(d) Except as set forth in Sections 3.4(a), (b) and (c) hereof, no shares of capital stock or other securities of the Company are issued or reserved for issuance. Except for outstanding Options issued pursuant to the Company Stock Plans, the conversion of Company Preferred Stock and the Warrants, there are no outstanding options, stock appreciation rights, phantom stock, warrants, rights to receive shares of Company Common Stock or any other capital stock of the Company or capital stock of any Subsidiary of the Company on a deferred basis (including conversion or preemptive rights and rights of first refusal or similar rights), other rights that are linked to the value of the capital stock of the Company granted under the Company Stock Plan or otherwise by the Company or any of its Subsidiaries, or any other agreements, orally or in writing, for the purchase or acquisition from the Company or any of its Subsidiaries of any shares of the capital stock of the Company or any of its Subsidiaries. There are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to directly or indirectly make any investment in any other Person. All of the foregoing obligations to repurchase, redeem or otherwise acquire such capital stock in connection with this Agreement and the consummation of the transactions contemplated hereby, including the Merger, will be duly and validly released upon the Closing. Except as set forth on Schedule 3.4(d) of the Company Disclosure Schedules or except pursuant to the Consent and Indemnity Agreement, there are no agreements or understandings in effect with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, and, to the Company’s Knowledge, there are no proxies providing for such a voting arrangement.

(e) All of the outstanding shares of capital stock of, or other securities or ownership interests in, each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than those imposed by securities laws. All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal, state, Israeli or other foreign securities laws and without violating any contractual obligation or any other preemptive or similar rights.

(f) Except as set forth on Schedule 3.4(f) of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is or could be required to register any of its securities under the Securities Act.

(g) Except as set forth on Schedule 3.4(g) of the Company Disclosure Schedules, and except for restrictions imposed by applicable securities laws, there are no restrictions of any kind imposed by or through the Company on the transfer of any of the outstanding shares of capital stock of the Company or its Subsidiaries.

(h) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of shares of capital stock of the Company immediately prior to the Closing are as set forth in the Amended and Restated Certificate of Incorporation of the Company attached on Schedule 3.4(h) of the Company Disclosure Schedules.

Section 3.5. Equity Interests. Except as set forth on Schedule 3.5 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly (a) owns any equity, partnership, joint venture, limited liability company membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, joint venture, limited liability company membership or similar interest in, any Person or (b) Controls any Person.

Section 3.6. Financial Statements.

(a) Copies of the (i) audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005 (the “Balance Sheet”), December 31, 2004 and December 31, 2003 and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (the “Financial Statements”) are each attached hereto as Schedule 3.6(a) of the Company Disclosure Schedules. Each of the Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) is in accordance in all material respects with the books and records of the Company, which have been maintained in a manner consistent with historical practice, and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(b) Except as set forth in the Financial Statements there are no off-balance sheet transactions, arrangements or other relationships between the Company or any of its Subsidiaries and any Stockholder, any Affiliate of a Stockholder or any unconsolidated Person in which such Stockholder or any such Affiliate has any direct or indirect interest, including any structured finance, special purpose or limited purpose entity.

(c) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law, by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any contractor, subcontractor or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a) or other applicable Law.

(e) There is no indebtedness for borrowed money or Capitalized Lease Obligations of the Company or any of its Subsidiaries that is not shown on the Balance Sheet. Except as set forth on Schedule 3.6(e) of the Company Disclosure Schedules, there are no liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of its Subsidiaries other than liabilities or obligations (i) reflected or reserved against on the Balance Sheet or in the notes thereto, (ii) for transaction costs incurred in connection with this Agreement that constitute Company Transaction Expenses or (iii) arising in the Ordinary Course of Business since the date of the Balance Sheet that would not, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries is or has engaged, nor, to the Knowledge of the Company, is or has any officer, director, employee or agent of the Company or any of its Subsidiaries engaged, in any act or practice that would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder. There is not now, and there has never been, any employment by the Company or any of its Subsidiaries of, or beneficial ownership in the Company or any of its Subsidiaries by, any governmental or political officer in any country in the world.

Section 3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Company Disclosure Schedules, since December 31, 2005 and through the date of this Agreement, there has not been, with respect to the Company or any of its Subsidiaries:

(a) any material damage, destruction or loss with respect to properties or assets;

(b) any satisfaction or discharge of any Encumbrance, except in the Ordinary Course of Business;

(c) any issuance of any share of capital stock, warrant, bond or other security or equity interest or any security or instrument directly or indirectly convertible into or exchangeable or exercisable for any of the foregoing;

(d) any material change to a Material Contract by which the Company or any of its assets is bound or subject;

(e) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries (other than such grants that do not exceed $10,000 in the aggregate); (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or employee of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business to employees of the Company or any of its Subsidiaries who are not directors); (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, or employee of the Company or any of its Subsidiaries, other than any such agreement with a new hire that is for no more than $120,000 per annum and is entered into in the Ordinary Course of Business; (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining agreement or Employee Plan or other bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company or any of its Subsidiaries; or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in the Ordinary Course of Business to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries;

(f) any sale or assignment of any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries;

(g) any Encumbrance created by the Company or any of its Subsidiaries with respect to any of its properties or assets, except for Permitted Encumbrances;

(h) any loss, abandonment or lapse of any rights protecting any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, other than those licenses which have terminated in accordance with their terms;

(i) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or Capitalized Lease Obligations, or the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any Person other than (x) loans, advances or capital contributions to the Company’s wholly owned Subsidiaries, and (y) travel and other advances made in the Ordinary Course of Business made by the Company or any of its Subsidiaries to or for the benefit of their employees, officers or directors;

(j) any creation or incurrence of a material liability, or the entry into any material transaction, Contract or commitment, other than such items created or incurred in the Ordinary Course of Business;

(k) any change in the Company’s policies with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable, including any acceleration or deferral of the payment or collection thereof, as applicable;

(l) any declaration, setting aside or payment of any dividend or any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or any of its Subsidiaries, or any other payments to stockholders of the Company in their capacity as such;

(m) any other event or condition of any character that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(n) any waiver by the Company or any of its Subsidiaries of a material right or of any indebtedness owed to it, whether or not in the Ordinary Course of Business;

(o) any adoption of, or any proposal submitted to the Stockholders or the Board of Directors of the Company to amend, the certificate of incorporation or bylaws or similar constituent documents of the Company or any of its Subsidiaries;

(p) any adoption by the Company or any of its Subsidiaries of a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than a merger or consolidation between wholly owned Subsidiaries of the Company), other than this Agreement, or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(q) any sale, lease or other transfer by the Company or any of its Subsidiaries of any material amount of assets, securities or property;

(r) any license agreement other than those entered into in the Ordinary Course of Business or providing for (i) a license of any Intellectual Property to or from the Company or any of its Subsidiaries on a non-exclusive basis, (ii) payments of less than $50,000 per annum or (iii) a duration of less than twelve (12) months;

(s) any split, combination, subdivision or reclassification of any shares of capital stock or other equity securities of the Company or any of its Subsidiaries;

(t) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(u) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries (including any change in fiscal year), used in the Financial Statements, except for any such change required by GAAP;

(v) any settlement of any dispute or Action;

(w) any change in any Tax election, annual tax accounting period, any method of tax accounting, any filing of amended Tax Returns or claims for Tax refunds, any entry into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment, or any application or negotiation for or receipt of a Tax ruling or arrangement by the Company on its own behalf or on behalf of its Stockholders whether or not in connection with the Merger, except as explicitly contemplated in this Agreement;

(x) any capital expenditure by the Company or any of its Subsidiaries other than capital expenditures made in accordance with the Company’s current budget (a copy of which has been provided to Acquiror prior to the date of this Agreement) in an amount not exceeding $50,000 individually or $250,000 in the aggregate;

(y) any application or negotiation for or receipt of a Grant; or

(z) any agreement, action, arrangement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 3.7 or that would not be permitted under Section 5.1.

Section 3.8. Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 3.8(a) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has received during the past three (3) years any written or, to the Knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or its Subsidiaries, as the case may be, is not in compliance in any material respect with any Law applicable to it.

(b) To the Knowledge of the Company, there is no existing Law, whether Federal, state, county, local or foreign, which would prohibit or restrict the Company or any of its Subsidiaries from conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business which would have a disproportionate impact on the Company and its Subsidiaries, taken as a whole.

(c) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted and as proposed to be conducted as of the date hereof (the “Permits”).

Section 3.9. Litigation. Except as described on Schedule 3.9 of the Company Disclosure Schedules, there is no (a) Action pending, or to the Knowledge of the Company, threatened (i) by or against the Company or any of its Subsidiaries or, to the Knowledge of the Company, affecting the Company or any of its Subsidiaries or (ii) that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or (b) inquiry pending before a Governmental Authority or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (including any inquiry as to the qualification of the Company to hold or receive any license or permit).

Section 3.10. Employee Benefit Plans.

(a) Schedule 3.10(a) of the Company Disclosure Schedules sets forth a list of (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), without regard to whether ERISA applies thereto), (ii) all employment, retention, consulting, severance or individual compensation agreements (excluding consultants not working exclusively for the Company and excluding employment agreements which can be terminated with no more than sixty (60) days’ notice and which do not provide severance benefits exceeding the greater of (x) statutorily required amounts, (y) four (4) weeks’ base pay or (z) one week’s base pay for each completed year of service); and (iii) all other retention, change-in-control, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life insurance, supplemental retirement, severance, salary continuation, leave of absence, educational assistance, company car, housing allowance or other benefit plans, programs, policies, arrangements or agreements of any kind (whether written or oral), for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries, and with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (collectively, the “Employee Plans”). The Company has provided or made available to Acquiror with respect to each Employee Plan (to the extent applicable) a true and complete copy of (i) the plan documents, trust or escrow agreements, insurance or annuity contracts, or other agreements regarding other funding vehicle (or a written description of any unwritten Employee Plan), (ii) the current summary plan description, (iii) the most recent annual government report or return, (iv) the most recent determination letter or opinion letter from the applicable governmental authority with respect to any Employee Plan that is intended to qualify for tax-favored treatment under applicable Law, and (v) the most recent valuation report.

(b) Each Employee Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of applicable Law. No Action or other claim (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan.

(c) The Company’s 401(k) Plan has either received or is entitled to rely on a favorable determination letter or opinion letter from the IRS with respect to such Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. Except as set forth above, each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code does so qualify. Each Employee Plan that is intended to qualify under Section 102 of the Israel Tax Ordinance has received appropriate approvals from the Israel Tax Authority regarding the plan, the trustee under the plan, and the arrangements between the Company and the trustee in relation to the plan, and has been administrated by the Company and the trustee in accordance with all applicable Law.

(d) None of the Company, any of its Subsidiaries or its ERISA Affiliates has any liability or potential liability under Title IV of ERISA.

(e) All employer and employee contributions and premium payments that are due before the Closing have been timely made.

(f) Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement and the Ancillary Agreements will, either alone or in combination with another event, result in (i) any payment of compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits under any Employee Plan or (iii) except as provided in Section 2.10(a) and Section 2.10(f), accelerate the time of payment or vesting of any such compensation or benefits, including any changes in capital payments.

(g) As of the Closing, there will be no Contract or plan covering any current or former employee, director or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, provides for payment or benefits that may constitute an “excess parachute payment” under Section 280G of the Code as a result of the consummation of the Merger.

Section 3.11. Labor and Employment Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedules sets forth as of the date hereof a list of the names of the officers and employees of the Company and its Subsidiaries, together with their title or job classification, work location, current annual salary and target annual cash bonus (exclusive of discretionary bonuses or commissions) for 2006, if any. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedules, none of such persons has an employment Contract with the Company or any of its Subsidiaries, which is not terminable on notice by the Company or any of its Subsidiaries of sixty (60) days or less without cost or other liability to the Company or any of its Subsidiaries (other than accrued compensation and vacation pay, and severance benefits of not more than the greater of (x) statutorily required amounts, (y) four (4) weeks’ base pay and (z) one week’s base pay for each completed year of service). Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedules, each of the officers and employees of the Company has entered into an agreement with the Company substantially in the form attached as Schedule 3.11(a) of the Company Disclosure Schedules, and the Company has not released any such officer or employee from his or her obligations thereunder and such agreements are in full force and effect. No officer or Key Employee of the Company has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes.

(b) Schedule 3.11(b) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement, separately by company and location, of the names of all individuals who perform services at an annualized rate in excess of $100,000 per year for the Company and its Subsidiaries as a consultant or an independent contractor, the services they perform, their rate of compensation and any bonus entitlement.

(c) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries, (ii) there are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is involved in nor, to the Knowledge of the Company, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving current or former employees of the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.11(d) of the Company Disclosure Schedules, (i) each individual who is treated by the Company or any of its Subsidiaries as an independent contractor or as the employee of a third party is properly so treated under applicable Law and (ii) no Employee Plans cover or provide benefits (other than Options) to any individuals other than directors (under equity-based plans) or employees of the Company or its Subsidiaries and their qualified beneficiaries.

(e) With respect to employees of the Company or its Israeli Subsidiary (the “Israeli Sub”), who reside or work in Israel (the “Israeli Employees”), except as set forth in Schedule 3.11(e) of the Disclosure Schedules: (i) the employment of each Israeli Employee is subject to termination upon not more than sixty (60) days’ prior written notice, (ii) all obligations of the Israeli Sub to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Financial Statements and Balance Sheet, (iii) the Israeli Sub does not employ any foreign workers the employment of whom would require any Permit or other authorization of a Governmental Authority; (iv) there are no unwritten policies, practices or customs of the Israeli Sub that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to those to which such Israeli Employee is entitled by applicable legal requirements or under the terms of such Israeli Employee’s employment agreement, (v) all amounts that the Israeli Sub is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from the Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli Income Tax Ordinance and/or National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and Israeli Sub does not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (vi) Israeli Sub is in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to Israeli Employees, including The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, and The Employment by Human Resource Contractors Law, 1996. Except as set forth in Schedule 3.11(e) of the Disclosure Schedule, the Israeli Sub does not and is not required on the basis of collective agreements or extension orders, to confer upon any Israeli Employees any rights or privileges beyond those set out in such Israeli Employee’s employment agreement.

For purposes of this Agreement, the term “Israeli Employee” shall be construed to include consultants and freelancers who devote a majority of their working time in Israel to the business of the Company or the Israeli Sub or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to Israeli labor laws. The Company has provided to Acquiror a correct and complete summary of the calculations concerning the components of the Israeli Employees’ salaries, including any components that are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay. The Company has provided to Acquiror (a) any and all agreements with human resource contractors, or with consultants, sub-contractors or freelancers; and (b) full documents, manuals, and written policies relating to the employment and termination of Israeli Employees.

Section 3.12. Insurance. Schedule 3.12 of the Company Disclosure Schedules contains a list as of the date of this Agreement of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries, in each case which are in full force and effect (the “Insurance Policies”). All of the Insurance Policies are maintained with reputable insurance carriers, and the Company or one of its Subsidiaries has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, nor has any of them received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 3.13. Real Property. Neither the Company nor its Subsidiaries owns any real property. Schedule 3.13 of the Company Disclosure Schedules lists each of the Real Property Leases and each Leased Real Property, including the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to Acquiror true and complete copies of all Real Property Leases and all amendments thereto. The Leased Real Property is all of the real property used and/or occupied by the Company and its Subsidiaries. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not interfere with the current use of the Leased Real Property. All Real Property Leases are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default by the Company or any of its Subsidiaries thereunder and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default by the Company or any of its Subsidiaries thereunder. None of the Leased Real Property has been leased, subleased or licensed by the Company or any of its Subsidiaries to third parties. The possession by the Company or Subsidiary of the Leased Real Property has not been disturbed and, to the Knowledge of the Company, no claim has been asserted against the Company or any of its Subsidiaries which is materially adverse to its rights in such leasehold interests.

Section 3.14. Intellectual Property.

(a) Schedule 3.14(a) of the Company Disclosure Schedules set forth an accurate and complete list of (i) all Domain Names of which the Company or any of its Subsidiaries is the registrant specifying for each its registrant (unless such registrant is the Company) and administrative contact email address and renewal date, and whether it is active (collectively, the “Company Registered Domain Names”); (ii) all registered Marks and pending applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Marks”); (iii) all Patents owned by the Company or any of its Subsidiaries that are issued or for which applications have been filed (collectively, the “Company Patents”); and (iv) all registered Copyrights and all pending applications for registration of Copyrights by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Domain Names, the Company Registered Marks and the Company Patents, the “Company Registered IP”), indicating as to each item in (ii)-(iv) as applicable: (i) the current owner; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item. Except as and to the extent disclosed on Schedule 3.14(a) of the Company Disclosure Schedules, the Company or one of its Subsidiaries has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP, and all documents, recordations and certificates necessary to be filed by the Company or the applicable Subsidiary of the Company to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel or other foreign jurisdictions, as the case may be, so that no item required to be listed on Schedule 3.14(a) of the Company Disclosure Schedules has lapsed, expired or been abandoned or canceled other than in the Ordinary Course of Business and except for such lapses, expirations, abandonment or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as and to the extent disclosed on Schedule 3.14(b) of the Company Disclosure Schedules, to the Knowledge of the Company, all rights protecting Intellectual Property or Technology owned by or exclusively licensed to the Company or any of its Subsidiaries material to the conduct of their respective businesses are valid and enforceable and are not subject to any outstanding injunction, judgment, order, decree, ruling or charge against the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries has received notice.

(c) Except as and to the extent disclosed on Schedule 3.14(c) of the Company Disclosure Schedules, the Company or one of its Subsidiaries owns all right, title and interest in and to the Company Registered IP and is entitled to use such Company Registered IP in the operation of their respective businesses as currently conducted to the extent such use is material to such business, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company the Company or one of its Subsidiaries owns all right, title and interest in and to, or has a valid and continuing license or right to use, practice, manufacture, have manufactured, sell, offer for sale, import, export and license, each other item of Intellectual Property or Technology (“Intellectual Property Rights”) currently used by the Company or one of its Subsidiaries in their respective businesses and is entitled to use such Intellectual Property Rights in the operation of its respective business as currently conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000 per annum, and except pursuant to the licenses listed in Schedule 3.14(d) of the Company Disclosure Schedules and except as disclosed in the Patents, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business as currently being conducted (including all research and development) to the extent such use is material to such business.

(e) The Company and its Subsidiaries have exercised a degree of care that is consistent in all material respects with the standards of the industry in which the Company and its Subsidiaries operate (but in no event less than a reasonable degree of care) in order to protect the secrecy and maintain the confidentiality of all Trade Secrets of the Company, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property or Technology for the Company or any of its Subsidiaries enter into non-disclosure and invention assignment agreements in the Company’s standard forms previously delivered to Acquiror. Each such employee and independent contractor has executed and delivered to the Company such an agreement and, to the Knowledge of the Company, none of such employees or independent contractors is in violation thereof. Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedules, no material (individually or in the aggregate) Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable Subsidiaries’ proprietary interests in and to such Trade Secrets.

(f) Except as and to the extent expressly disclosed on Schedule 3.14(f) of the Company Disclosure Schedules, to the Knowledge of the Company, the conduct of the business (including the products distributed, sold or offered by the Company or any of its Subsidiaries and all Intellectual Property Rights) of the Company and its Subsidiaries as currently conducted, does not in any material respect infringe upon or misappropriate or violate the Intellectual Property of any third party. Except as and to the extent disclosed on Schedule 3.14(f) of the Company Disclosure Schedules, no claim or notice has been asserted against the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally, that the conduct of the business of the Company or any of its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any third party, in each case, except with respect to claims or notices that have been fully resolved. Except as and to the extent disclosed on Schedule 3.14(f) of the Company Disclosure Schedules, none of the Company Registered IP has been the subject of a judicial finding or opinion, nor has any written (or, to the Knowledge of the Company, oral) notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property or Technology been received by the Company or any its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has asserted against or threatened to assert against a third party a claim that such third party infringes or otherwise violates any of the Company Registered IP or any other rights protecting Intellectual Property or Technology owned by or exclusively licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company, no third party is misappropriating, infringing or violating in any material respect any Intellectual Property or Technology owned by or exclusively licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company, no third party has made any unauthorized disclosure of any Trade Secrets of the Company or any of its Subsidiaries.

(h) To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws regarding the reception, collection, use, interception, importation or exportation of personal data and with the Company’s and its Subsidiaries’ published privacy policies and other terms of use or business applicable to personal data collected from users of any websites operated by the Company or such Subsidiaries. To the Knowledge of the Company, no Person has gained unauthorized access to any such personal data maintained by the Company or such Subsidiaries.

(i) To the Knowledge of the Company, the Company Registered IP and the other Intellectual Property or Technology owned by the Company or any of its Subsidiaries, together with the rights granted to the Company or any of its Subsidiaries under the Inbound IP Agreements and under any “shrink-wrap” or “click-wrap” license agreements, are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing Date in the same manner as such business was conducted prior to the Closing Date in all material respects, and neither the execution of this Agreement nor the consummation of any transaction contemplated hereby will materially adversely affect any of the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property or Technology owned by the Company or any of its Subsidiaries or Intellectual Property or Technology licensed by the Company or any of its Subsidiaries pursuant to the Inbound IP Agreements.

(j) To the Knowledge of the Company, to the extent any Software is licensed to the Company, except as set forth on Schedule 3.14(j) of the Company Disclosure Schedules, no open source, free, shared or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is incorporated into or utilized by the Company’s or any of its Subsidiaries’ products or services or otherwise used in the businesses of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company’s management to be conducted. To the extent the Company uses any open source Software as disclosed on Schedule 3.14(j) of the Company Disclosure Schedules, such usage would not in any way limit the ability to make, use, sell, offer to sell or import such products and would not diminish or affect the transfer of the rights of ownership in any Intellectual Property or Software of the Company to a third party, and the Company is not in default or subject to claims of infringement or other violation based on such use. No open source code used by the Company has been modified or embedded in any way that creates an obligation to disclose such source code (or any Intellectual Property or Software of the Company), or would result in a default or would subject the Company to claims of infringement.

(k) The Software of the Company and its Subsidiaries does not, to the Knowledge of the Company, contain any program routine, device, or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming such Software, or the Company’s or any of its Subsidiaries’ hardware, data, or computer programs or codes, or that is capable of providing access or producing modifications not authorized by the Company or any of its Subsidiaries (collectively, “Disabling Procedures”). Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by the Company or any of its Subsidiaries to be included in the Software.

(l) The Company and its Subsidiaries are participants in the IEEE 802.3ah industry standard-setting process. Except as set forth on Schedule 3.14(l) of the Company Disclosure Schedules, the Company and its Subsidiaries have at all times fully complied with the policies and procedures of the IEEE. To the Knowledge of the Company, the Company and its Subsidiaries have obtained or do not need to obtain any licenses from third parties to use and practice the IEEE 802.3ah standard, and are not infringing, misappropriating, misusing or otherwise violating the Intellectual Property of the members of the IEEE or any third parties with regard to the use and practice of the IEEE 802.3ah standard and the use, practice, manufacture, have manufactured, sale, offer for sale, importation, exportation and license of Technology by the Company and its Subsidiaries in connection with and pursuant to the IEEE 802.3ah standard.

(m) Set forth on Schedule 3.14(m) of the Disclosure Schedule is a list of all licenses from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended.

Section 3.15. Taxes.

(a) The Company and each of its Subsidiaries have filed with the appropriate Governmental Authorities all material Returns required to have been filed in all jurisdictions in which such Returns are required to have been filed. Each such Return is, in all material respects, complete, correct and in accordance with all requirements of applicable Law and regulations. Neither the Company nor any of its Subsidiaries has received written notice from a jurisdiction in which it is not currently filing a Return that it should be filing a Return in such jurisdiction.

(b) Except as set forth on Schedule 3.15(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries have withheld and paid to the proper Governmental Authority all material Taxes required to have been withheld and paid over in connection with amounts paid by the Company or its Subsidiaries (or deemed to have been paid, or owing) to any employee, independent contractor, creditor, stockholder or other third party by such entity and has complied in all material respects with the information reporting requirements with respect to such payments.

(c) Except as set forth on Schedule 3.15(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has been or is currently a party to any pending examination, audit, action or administrative or judicial proceeding relating to Taxes nor, to the Knowledge of the Company, has any examination, audit, action or proceeding been threatened by any Governmental Authority (domestic or foreign) (including the Investment Center with respect to Company’s status as an “Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959), and no material written claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the Company or any of its Subsidiaries remains unpaid.

(d) Except as set forth on Schedule 3.15(d) of the Company Disclosure Schedules or to the extent being contested in good faith, all material Taxes required to have been paid by the Company and its Subsidiaries, whether or not reported on a Return, have been paid.

(e) True and complete copies of all income and franchise and other material Returns specifically requested in writing by Acquiror, filed prior to the date hereof by or on behalf of the Company and its Subsidiaries for each reporting period ending on or after December 31, 2001, and any amendments thereto, have been made available to Acquiror and true and complete copies of any such filing made subsequent to the date hereof and prior to the Closing will be made available to Acquiror.

(f) No consent under former Section 341(f) of the Code has been filed in respect of the Company or any of its Subsidiaries.

(g) There are no Encumbrances for Taxes upon the assets or properties of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(h) Except as set forth on Schedule 3.15(h) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing or Tax indemnification agreement the principal purpose of which is to allocate liability for Taxes or has ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or foreign law (other than a group the common parent of which was the Company).

(i) Neither the Company nor any of its Subsidiaries (i) is required to include in income on any Tax Return for any taxable period for which the Company or its Subsidiaries has not yet filed a Tax Return any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries and the IRS has not initiated or proposed any such adjustment or change in accounting method, and (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company.

(j) The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” (as defined in Section 1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five (5)year period preceding the Closing.

(k) Neither the Company nor any of its Subsidiaries has consummated, has participated in or is currently participating in any transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(2) that was, is or to the Knowledge of the Company will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n) No property owned by the Company is a “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(o) Neither the Company nor any of its Subsidiaries are subject to private letter rulings of the IRS or comparable rulings from any other Governmental Authority.

(p) The Company and its Subsidiaries have not taken any action not in the Ordinary Course of Business that would have the effect of deferring a measure of tax from a period (or portion thereof) pending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.

(q) The Company does not have a permanent establishment other than in the United States, except through entities owned by the Company which are disregarded as separate from their owner under Treasury Regulation Section 301.7701-3. Neither the Company nor any of its Subsidiaries created under the laws of a country other than the United States has a permanent establishment in any jurisdiction other than the country in which they were created or organized.

(r) None of the Company’s Subsidiaries was a passive foreign investment company, within the meaning of Section 1297 of the Code, during the period equity in such entity was held by the Company.

(s) There are no elections in effect under Treasury Regulation Section 301.7701-3 with respect to any of the Company’s Subsidiaries.

(t) Neither the Company nor any of its Subsidiaries has taken any action, has failed to take any action or has any knowledge of any fact or circumstance, which action, inaction, fact or circumstance (either alone or in combination with other events occurring on or before the Closing Date) would prevent the Merger from qualifying as a reorganization under Sections 368(a) of the Code.

(u) To the Knowledge of the Company, the Israeli Sub qualifies as an Industrial Company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and the Company believes that after any applicable Tax holiday, Section 47(A1) of the Law Encouragement of Capital Investment, 1959 (the “Investment Law”) applies to the Israeli Sub, considering the level of foreign investment in the Israeli Sub. The Company believes that its current level of foreign investment for purposes of the Investment Law is 25-49%.

(v) Except as set forth in Schedule 3.15(v) of the Company Disclosure Schedules, the Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Government Authority.

(w) Schedule 3.15(w) of the Disclosure Schedule lists each material tax incentive granted to or enjoyed by Company and its Subsidiaries under the Laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company and its Subsidiaries have complied with all material requirements of Israeli law to be entitled to claim all such incentives.

(x) To the Knowledge of the Company, there has been no written indication from any Governmental Authority that the consummation of the Merger would adversely affect the ability of the Israeli Sub to setoff for Israeli Tax purposes in the future any and all losses accumulated by it as of the Closing Date.

(y) The Company and its Subsidiaries are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

Section 3.16. Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any applicable Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b) To the Knowledge of the Company, the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, have obtained all Environmental Permits and are in compliance with the requirements thereunder, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of its Subsidiaries’ properties or any other properties, except in compliance with Environmental Laws, (ii) any

Knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company’s or any of its Subsidiaries’ properties or any other property but arising from the Company’s or any of its Subsidiaries’ current or former properties or operations, or (iii) any Knowledge or reason to know, or has received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any Action by any Governmental Authority or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties.

(d) To the Knowledge of the Company, no Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

(e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

(f) Except as set forth in Schedule 3.16(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(g) Neither the Company nor any of its Subsidiaries is required to make any capital or other expenditures to comply with any Environmental Law nor, to the Knowledge of the Company, is there any reasonable basis on which any Governmental Authority could take action that would require such capital or other expenditures.

Section 3.17. Material Contracts.

(a) Schedules 3.17(a)(i)-(xiv) of the Company Disclosure Schedules list each of the following written or oral Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound and identifies which subparagraph is applicable to such Contract (such contracts and agreements as described in this Section 3.17(a) being “Material Contracts”):

(i) any Contract (or group of related Contracts) which is not terminable on less than ninety (90) days notice and that involves a dollar amount in excess of $100,000;

(ii) any employment Contract or consulting Contract (A) providing annual compensation in excess of $120,000, or (B) that it is not terminable at will on notice of sixty (60) days or less without payment of any severance (other than severance that does not exceed $10,000);

(iii) any contract with sales agents, brokers or distributors;

(iv) any partnership, joint venture agreement, development, joint development or similar arrangement which is material to the Company or its Subsidiaries taken as a whole;

(v) any agreement for the borrowing or lending of money and any guaranty agreement or other evidence of indebtedness, including Capitalized Lease Obligations;

(vi) any agreement granting any Person an Encumbrance on any of the material assets of the Company or any of its Subsidiaries;

(vii) any Contract providing for license of any Intellectual Property to or from the Company or any of its Subsidiaries;

(viii) any Contract involving a dollar amount in excess of $250,000 containing any provisions requiring the Company to indemnify any other party thereto;

(ix) any agreement pursuant to which the Company or any of its Subsidiaries or any current or future Affiliate of any of them is or would be restricted from conducting the business of the Company or any of its Subsidiaries or any current or future Affiliate of any of them in any material respect at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, or that grants the other party or any third person “most favored nation” or similar status, except for the following insofar as they do not impose the foregoing restrictions on the Company’s or any of its Subsidiaries’ right to conduct or expand their business (and only restrict such right with respect to the other party or parties thereto) (A) the Company’s employment agreements in the form previously furnished to Acquiror, (B) the Company’s standard independent contractor agreements in the form previously furnished to Acquiror and (C) the Company’s standard separation statement for departing employees substantially in the form previously furnished to Acquiror;

(x) any Contract of any character (contingent or otherwise) pursuant to which any employee or consultant is or may be entitled to receive any payment based on the revenues, earnings or financial performance or assets of the Company or any of its Subsidiaries or calculated in accordance therewith;

(xi) any Contract purporting to grant a right to market or sell its products or affecting the Company’s or any of its Subsidiaries’ exclusive right to develop, market or sell its products;

(xii) any Contract pertaining to any material customer of the Company or any of its Subsidiaries or any independent warehouse used by the Company or any of its Subsidiaries which is material to the Company or its Subsidiaries;

(xiii) any Contract with material suppliers to the Company or any of its Subsidiaries; or

(xiv) any other Contract that would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 if the Company or such Subsidiary were registering securities under the Securities Act.

(b) The Company has made available to Acquiror true and complete copies of all Material Contracts and all amendments thereto. Each Material Contract (i) is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against all third parties, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, enforceable against the Company or a Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, against all third parties, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Except as set forth on Schedule 3.17(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is in breach of, or default (with or without the giving of notice, lapse of time or both) under, any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor, to the Knowledge of the Company, does any condition exist that with the lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No other party to any Material Contract has (i) notified the Company that such other party intends to cancel or otherwise terminate such Material Contract or (ii) since December 31, 2005, taken any action or threatened to take any action, with respect to seeking a repayment of amounts paid to the Company or any of its Subsidiaries pursuant to such Material Contract or a reduction in fees or other payments that will become due to the Company or any of its Subsidiaries pursuant to such Material Contract.

Section 3.18. Assets; Title.

(a) All of the tangible assets of the Company and its Subsidiaries of any kind or description are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use.

(b) There are no assets owned, used or held for use by any Stockholder in connection with, or otherwise related to or required in connection with the business and operations of the Company or any of its Subsidiaries. Except for licenses of Intellectual Property (with respect to which representations and warranties are set forth exclusively in Section 3.14 hereof), the Company and its Subsidiaries have good and marketable title to, or hold valid and existing leases or licenses for, all of their assets necessary for the conduct of their business in the manner currently conducted free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.18(b) of the Company Disclosure Schedules, no Person has signed any financing statement under the Uniform Commercial Code or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the assets of the Company or any of its Subsidiaries.

Section 3.19. Brokers. Except as set forth on Schedule 3.19 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20. Transactions With Affiliates. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules and except for the transactions contemplated by this Agreement and the Ancillary Agreements, no member of the Board of Directors, officer, employee or stockholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, member of the immediate family of any such Person that is a natural person, or any corporation, partnership, trust or other entity in which any such Person has a substantial interest or is an officer, manager, trustee, partner or holder of more than 10% of the outstanding capital stock (or other equity interests) thereof, is, or since January 1, 2005, has been, a party to any material transaction with the Company or any of its Subsidiaries, including any indebtedness or Contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the Ordinary Course of Business.

Section 3.21. Customers and Suppliers. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no customer which, at February 28, 2006 individually accounted for more than five percent (5%) of the Company’s consolidated gross revenues during the 12-month period preceding February 28, 2006, and no material supplier or distributor of the Company and its Subsidiaries taken as a whole, at February 28, 2006, has canceled or otherwise terminated, or materially reduced, or made any threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, or materially reduce, its relationship with the Company or any of its Subsidiaries, or has at any time on or after February 28, 2006 decreased materially its services or supplies to the Company or any of its Subsidiaries in the case of any such supplier or distributor, or its usage of the products of the Company or any of its Subsidiaries in the case of such customer, except, in each case, pursuant to agreements which expired in accordance with their terms, and to the Company’ Knowledge, no material supplier, distributor or customer intends (i) to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or (ii) as a result of dissatisfaction with its relationship with the Company or any of its Subsidiaries, to decrease materially its services or supplies to the Company or any of its Subsidiaries or its usage of the products of the Company or any of its Subsidiaries, as the case may be.

Section 3.22. Loans and Advances. Except as set forth in the Financial Statements or on Schedule 3.22 of the Company Disclosure Schedules, the Company does not have any outstanding loans or advances to any Person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

Section 3.23. Books and Records. The books of account, ledgers, order books, records and documents of the Company and each of its Subsidiaries accurately and completely reflect in all material respects all material information relating to the business of the Company and each such Subsidiary, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company and each such Subsidiary.

Section 3.24. Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States or the laws of the Israel applicable to the Company is applicable to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 3.25. Israeli Governmental Grants. Schedule 3.25 of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to the Company or its Subsidiaries, including Approved Enterprise Status from the Israeli Investment Center in the Israeli Ministry of Industry and Commerce (the “Investment Center”) and any Grant from the Office of the Chief Scientist (the “OCS”). The Company has delivered to Acquiror accurate and complete copies of all documents requesting or evidencing Grants or amendments thereto submitted by the Company or any of its Subsidiaries and of all letters of approval, and supplements or amendments thereto, granted to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, Schedule 3.25 of the Company Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company and its Subsidiaries with respect to royalties. The Company and its Subsidiaries are in material compliance with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all of the undertakings relating thereto. To the Knowledge of the Company, the Investment Center has no intention to revoke or materially modify any of the Grants. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated hereunder, would reasonably be expected to (with or without notice or lapse of time) give rise to any right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Schedule 3.25 of the Disclosure Schedule; provided, that Acquiror (i) executes an undertaking in the form requested by the OCS and (ii) causes the Company and its Subsidiaries to comply with all their obligations to the OCS and the Investment Center.

Section 3.26. No Other Representations. Except for the representations and warranties expressly made by the Company in this Article III or by the Stockholders in the Consent and Indemnity Agreement, neither the Stockholders, the Company and its Subsidiaries, nor any other Person make any express or implied representation or warranty on behalf of or with respect to any of the Stockholders, the Company and its Subsidiaries or their business or the Shares, and the Company hereby disclaims any representation or warranty not contained in this Article III. Except for the representations and warranties contained in this Article III and the Consent and Indemnity Agreement and the indemnification obligations set forth in Article VII and the Consent and Indemnity Agreement and without prejudice to any liability of the Company pursuant to Article VII for fraud or intentional misrepresentation, neither the Stockholders, the Company, its Subsidiaries nor any other Person, will have or be subject to any liability or indemnification obligation to Acquiror or Sub or any other Person for any information provided to Acquiror or its representatives relating to the Company or otherwise in expectation of the transactions contemplated by this Agreement and any information, document, or material made available to Acquiror or its counsel or other representatives in Acquiror’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Acquiror and Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have an Acquiror Material Adverse Effect.

Section 4.2. Capitalization.

(a) The authorized capital of Acquiror consists of 900,000,000 shares of Acquiror Common Stock, of which, as of April 3, 2006, 186,123,162 shares are issued and outstanding,

(b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $.01 per share, all of which were issued and outstanding as of the date hereof.

(c) All of the shares of Acquiror Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar contractual rights granted by Acquiror.

Section 4.3. Authority. Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Acquiror and Sub and by Acquiror as the sole stockholder of Sub. No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will have been, duly and validly executed and delivered by Acquiror and Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.4. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror or Sub;

(ii) conflict with or violate any Law of the United States or any other jurisdiction in which Acquiror or Sub conducts operations which is applicable to Acquiror or Sub or by which any property or asset of Acquiror or Sub is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any rights of termination, acceleration or cancellation of, or other change of any right or obligation or the loss of any benefit to which Acquiror or Sub is entitled, under any provision of any agreement or other instrument binding upon Acquiror or Sub or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Acquiror or Sub, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or other Person in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation by Acquiror and Sub of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of Acquiror or Sub, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings required by the listing rules of Nasdaq, (iii) any filings required under state securities laws or (iv) filings required under the Securities Act or the Exchange Act, if any.

Section 4.5. SEC Filings; Financial Statements.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents (including exhibits, annexes or amendments thereto) required to be filed by it with the SEC since December 31, 2004 (collectively, including any such reports filed subsequent to the date hereof, the “Acquiror SEC Reports”). The Acquiror SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the Acquiror SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly in all material respects results of operations and cash flows of Acquiror and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements were subject to normal and recurring year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c) None of the information supplied (or to be supplied) in writing by or on behalf of Acquiror or Sub specifically for inclusion or incorporation by reference in the Information Statement or any amendments or supplements thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror and Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement.

(d) Acquiror has (i) designed disclosure controls and procedures to ensure that material information relating to Acquiror and its Subsidiaries is made known to the management of Acquiror by others within those entities; and (ii) disclosed, based on its most recent evaluation, to the outside auditors and the board of directors of Acquiror (A) any significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect the ability of Acquiror or any of its Subsidiaries to record, process, summarize and report financial data and have identified for such outside auditors any material weaknesses in internal controls; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Acquiror or its Subsidiaries. A summary of any of those written disclosures made by management to such auditors and the board of directors has been made available to the Company prior to the date of this Agreement. Acquiror and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6. No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, as of the date of this Agreement and as of the Effective Time, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.7. Legal Proceedings. As of the date hereof, there are no Actions pending, or to the knowledge of Acquiror threatened, against Acquiror or Sub, which, if adversely determined, would adversely affect the ability of Acquiror or Sub to consummate the transactions contemplated hereby. As of the date hereof, neither Acquiror nor any of its Subsidiaries are subject to any judgment, decree, injunction or order of any court, which would adversely affect Acquiror’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.8. Acquisition of Shares for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Shares. Each of Acquiror and Sub confirms that the Company has provided it the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company. Acquiror is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Acquiror agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act.

Section 4.9. Brokers. Except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Sub.

Section 4.10. Reorganization. Neither Acquiror nor any of its Subsidiaries has taken any action, has failed to take any action or has any knowledge of any fact or circumstance, which action, inaction, fact or circumstance (either alone or in combination with other events occurring on or before the Closing Date) would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.11. No Other Representations. Except for the representations and warranties expressly made by Acquiror in this Article IV, neither Acquiror nor any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Acquiror or its business or the Acquiror Common Stock, and Acquiror hereby disclaims any representation or warranty not contained in this Article IV. Except for the representations and warranties contained in this Article IV and the indemnification obligations set forth in Article VII, neither Acquiror nor any other Person, will have or be subject to any liability or indemnification obligation to the Securityholders or any other Person for any information provided to the Securityholders, the Company or any of their representatives relating to Acquiror or otherwise in expectation of the transactions contemplated by this Agreement and any information, document, or material made available to the Company or its counsel or other representatives in the Company’s due diligence review.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, unless Acquiror shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact in all material respects their business organization and relationships with third parties. Notwithstanding the foregoing, other than as expressly contemplated hereby or as set forth on Schedule 5.1 of the Company Disclosure Schedules, between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, without the prior consent of Acquiror, the Company will not and will cause each of its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests (other than Company Common Stock or Company Preferred Stock issued upon exercise of Options or Warrants outstanding as the date hereof and, in each case pursuant to the terms of such Options and Warrants as of the date hereof, except as contemplated in Section 2.10), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interest, other than upon the exercise or conversion of securities outstanding as of the date hereof or reserve additional shares of capital stock of the Company for issuance under any Company Stock Plan or similar plan or arrangements, including any warrant agreement;

(c) declare, set aside, make or pay any dividend or other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries, or make any other payment on or with respect to any stockholder of the Company in its capacity as such;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e) purchase any assets other than in the Ordinary Course of Business or acquire any corporation, partnership, limited liability company, other business organization or division thereof;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(g) create, incur or assume any indebtedness for borrowed money, guarantee any indebtedness obligations of any Person (other than a direct or indirect wholly owned Subsidiary of the Company) or enter into any Capitalized Lease Obligations or issue any debt securities;

(h) enter into, amend, modify or renew any Contract that would be a Material Contract if entered into prior to the date hereof (or amend or modify any Material Contract), other than Contracts entered into the Ordinary Course of Business, or as permitted by Section 5.1(l) hereof;

(i) sell, lease, or otherwise transfer any Subsidiary of the Company or any material amount of assets or properties of the Company or any of its Subsidiaries;

(j) make any commitment with respect to any capital expenditure other than those set forth in the capital expenditure budget for 2006 provided by the Company to Acquiror prior to the date of this Agreement;

(k) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire or terminate any lease for any of the Leased Real Property, except as set forth on Schedule 5.1(k) of the Company Disclosure Schedules;

(l) (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business to employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements covering any director, officer or employee of the Company or any of its Subsidiaries; (iii) enter into any employment or other agreement (or any amendment to any existing agreement) with any director, officer, or employee of the Company or any of its Subsidiaries, other than (A) any at-will employment arrangement in the Ordinary Course of Business for no more than $120,000 per annum that may be terminated on no more than sixty (60) days’ prior notice without the obligation to make severance or termination payments in excess of the severance payments prescribed by Law; (iv) establish, adopt, amend or enter into (except as required by applicable Law) any collective bargaining agreement or establish, adopt, enter into, amend or modify (or announce any intention to establish, adopt, enter into, amend or modify) any Employee Plan or other employee benefit plan, policy, program, arrangement of any kind or nature (including any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of, or consultant to, the Company or any of its Subsidiaries); or (v) grant or announce any increase in any compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(m) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(n) mortgage, sell and leaseback or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any assets or properties of the Company or any of its Subsidiaries;

(o) settle any dispute or Action that is material to the Company or any of its Subsidiaries, including with respect to the matters identified on Schedule 5.1(o) of the Company Disclosure Schedules;

(p) enter into any new line of business;

(q) except in the Ordinary Course of Business, satisfy or discharge any Encumbrance or pay any obligation (other than Company Transaction Expenses);

(r) waive any material right or any indebtedness owed to it;

(s) amend any term of any outstanding securities of the Company or any of its Subsidiaries other than as contemplated by Section 2.10;

(t) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) relating to the Merger;

(u) make or change any Tax election, annual tax accounting period or method of tax accounting, file any amended Tax Returns or make any claim for Tax refunds, enter into any closing agreement relating to Taxes or settle any Tax claim, audit or assessment or make any application for, negotiate or receive a Tax ruling or arrangement by the Company, whether or not in connection with the Merger, or by the Company on behalf of any of its Stockholders in connection with the Merger, except as explicitly contemplated in this Agreement;

(v) incur Company Transaction Expenses in excess of $5,000,000;

(w) make any application for, negotiate or receive a Grant or;

(x) agree or commit to do any of the foregoing.

Section 5.2. Covenants Regarding Information. From the date hereof until the earlier of the date of termination of this Agreement or the consummation of the Closing, upon reasonable notice, the Company and its Subsidiaries shall afford Acquiror and its officers, employees, agents, accountants, advisors, bankers, attorneys and other representatives (collectively, with respect to the respective representatives of Acquiror and the Company, “Representatives”) reasonable access to the properties, offices and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Acquiror with such financial, operating and other data and information as Acquiror may reasonably request, including monthly updates and access to personnel; provided, however, that any such access or furnishing of information shall be conducted at Acquiror’s expense, during normal business hours and in such a manner as not to unduly interfere with the normal operations of the Company and its Subsidiaries and such requests shall be directed to an executive officer of the Company.

Section 5.3. Stockholder Consents. The Company shall seek, as soon as practicable, Stockholder Consents from each of the Stockholders (other than those Stockholders whose consent to the Merger and the other transactions contemplated by this Agreement has been provided concurrently herewith). In connection therewith, the Company shall (a) promptly prepare all necessary materials relating to such consents, (b) use its best efforts to promptly obtain such consents and (c) otherwise comply with all legal requirements applicable to obtaining such consents. Without limitation of the foregoing, the Company will cause the Information Statement (x) to comply with the requirements of applicable Law and (y) not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.4. Information Statement. Promptly after the execution of this Agreement, the Company will prepare, in consultation with Acquiror, an information statement (the “Information Statement”) which describes the principal terms of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and in accordance with Section 262 of the Delaware Law (a) notifies the Stockholders of the Company whose approval of this Agreement and the transactions contemplated hereby has not been obtained (concurrently herewith or pursuant to Section 5.3 hereof) of the approval of this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby by the Board of Directors of the Company and (b) provides copies of the applicable dissenters’ rights statutes and a description of the procedure to be followed. The Company shall mail or cause to be mailed the Information Statement to such Stockholders, at their address of record on the books of the Company, promptly upon completion thereof. The Company shall not cause the Information Statement to be distributed without Acquiror’s approval, which shall not be unreasonably withheld or delayed; provided, that Acquiror shall in no way be responsible for any of the content of the Information Statement except as it pertains to and has been supplied in writing by Acquiror for inclusion therein.

Section 5.5. Notification of Certain Matters. Until the consummation of the Closing, each party hereto shall promptly notify the other parties in writing of:

(a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement or as of the Closing Date or any of its covenants or agreements contained in this Agreement not to be complied with or satisfied;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any Actions commenced or, to its Knowledge, threatened in writing against, relating to or involving the transactions contemplated by this Agreement.

Section 5.6. Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each of the Company and Acquiror and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.7. Negotiations. From the date of this Agreement until the termination of this Agreement in accordance with its terms, the Company will not, and will not permit or authorize any of its officers, directors, employees, lenders, investment banking firms, other agents, other Representatives or Affiliates to, solicit, initiate or encourage or take any other action to facilitate, any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any nonpublic information to or enter into any agreement with any Persons other than Acquiror and Sub concerning the merger, consolidation, sale of securities or any other transaction involving, directly or indirectly, the Company or any of its Subsidiaries or all or a significant portion of their properties or assets or any of their equity. From and after the date of this Agreement, the Company will notify Acquiror of any such inquiry or proposal promptly after receipt of the same by the Company’s officers, directors, employees or Affiliates (whether received directly or through any lender, investment banking firm or other agent).

Section 5.8. Employee Benefits.

(a) Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued prior to the consummation of the Closing by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries. In the event of any change in the welfare benefits provided to any employee of the Surviving Corporation who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing, Acquiror shall, or shall cause the Surviving Corporation to, as applicable, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any of its Subsidiaries, and their covered dependents, under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the corresponding Employee Plan absent any such change) and (ii) provide each such employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. Acquiror shall, or shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries with credit for all service with the Company and its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Closing Date, to the extent recognized as service under corresponding Employee Plans prior to the Closing Date, for purposes of eligibility to participate and vesting under and the calculation of severance or vacation pay under all employee benefit plans, programs and arrangements maintained by or contributed to by Acquiror and its Subsidiaries (including, after the Effective Time, the Surviving Corporation) in which such employee becomes eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

(b) Nothing contained in this Section 5.8 shall be construed to create any rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation or any of their Subsidiaries in respect of continued employment for any specified period, nor to require Acquiror or the Surviving Corporation to continue any specific employee benefit plans.

Section 5.9. Confidentiality. Each of Acquiror and the Company shall hold, and shall cause its Representatives to hold in confidence, all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of that certain letter agreement entered into February 14, 2006 by and between Acquiror and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). Sub agrees to be bound by the Confidentiality Agreement as fully as if it were an original party thereto. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10. Consents and Filings; Further Assurances.

(a) Subject to the proviso contained in the first sentence of Section 5.10(b) hereof, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including executing and taking all actions (including filing and recording of assignment agreements and other documents with the United States Patent and Trademark Office and/or the applicable foreign authorities) to confirm Company’s ownership of all Company Registered IP and by obtaining from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Each of the Company and Acquiror shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, provided, however, that nothing in this Agreement will require or obligate Acquiror or Sub to (and in no event shall any representation, warranty or covenant of Acquiror or Sub contained in this Agreement be breached or deemed breached as a result of the failure of Acquiror or Sub to take any of the following actions): (i) agree to or otherwise become subject to any limitations on (A) the right of Acquiror or Surviving Corporation effectively to control or operate their business or assets (except as may be required by the OCS to the extent it would not constitute or would not be reasonably likely to constitute a Material Adverse Effect); (B) the right of Acquiror to acquire the Company pursuant to the Merger; (C) the right of Acquiror to exercise full rights of ownership over the Surviving Corporation and its Subsidiaries; or (D) the right of Acquiror or Surviving Corporation to receive the services and other rights under the applicable Ancillary Agreements; (ii) agree or be required to sell, license or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Acquiror or Surviving Corporation or any of their Affiliates including the business, assets or operations of the Company or any of its Subsidiaries; or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

(c) To the extent permitted by applicable Law, each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. In the event that a Governmental Authority shall request that a party to this Agreement participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry, such party shall so advise the other parties and, to the extent reasonably practical, shall consult with the other parties in advance and, to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 5.11. Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. None of the parties shall issue any such press release or make any such public statement prior to obtaining the written approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed, except that to the extent disclosure shall be required by applicable Law or Nasdaq, any party may make any required disclosure without regard to whether approval has been withheld or delayed.

Section 5.12. Registration of Acquiror Common Stock.

(a) Acquiror has prepared and filed with the SEC a registration statement on Form S-3, Registration Number 333-132447 (the “Shelf Registration Statement”), relating to the registration, among other things, of the issuance and resales of shares of Acquiror Common Stock. Acquiror shall, no later than the Closing Date, file with the SEC a prospectus supplement (together with any amendments or supplements thereto, the “Prospectus Supplement”) to the Registration Statement, to permit the resale of the shares of Acquiror Common Stock (the “Registrable Shares”) issued under this Agreement.

(b) Acquiror shall use reasonable best efforts to cause the Shelf Registration Statement to remain effective and available for resale of the Registrable Shares and to file with the SEC such amendments and supplements as may be necessary to keep the prospectus included in the Shelf Registration Statement (the “Prospectus”) current and in compliance in all material respects, including filing any post-effective amendments or prospectus supplements thereto, with the Securities Act and the rules and regulations of the SEC promulgated thereunder until the earliest of (i) the expiration of the twenty-four (24) month period following the Closing Date, (ii) the sale of all the Registrable Shares or (iii) the availability of Rule 144(k) of the Securities Act to sell all of the Registrable Shares.

(c) The Stockholder Representative, on behalf of each of the Stockholders, covenants and agrees with Acquiror that it will cooperate with Acquiror in connection with the preparation of each Prospectus Supplement prior to and after the Closing Date for so long as Acquiror is obligated to maintain the effectiveness of the Shelf Registration Statement, and will provide to Acquiror, in writing, for use in a Prospectus Supplement or in an amendment to the Shelf Registration Statement, information regarding each of the Stockholders, the plan of distribution for the Registrable Shares and such other information as Acquiror may reasonably request to prepare Prospectus Supplements or amendments to the Shelf Registration Statement and to maintain the effectiveness thereof.

(d) Notwithstanding anything to the contrary in this Section 5.12, Acquiror may suspend the availability of the Shelf Registration Statement and any resales of Registrable Shares thereunder (each such period, a “Suspension Period”) (x) upon the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement, the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act or the initiation of an SEC review of the Company’s filings under the Exchange Act, (y) if an event (a “Material Event”) occurs and is continuing as a result of which the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein would, in Acquiror’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (z) the occurrence or existence of any pending corporate development that, in the reasonable discretion of Acquiror, makes it necessary to suspend the availability of the Shelf Registration Statement and any resales of Registrable Shares thereunder, provided Acquiror shall not have the right to suspend the Shelf Registration Statement pursuant to clause (y) or (z) during the twenty-one (21) day period after the Closing Date. Upon the occurrence of any such event, Acquiror shall notify the Stockholder Representative, as agent of each of the Stockholders, that the availability of the Shelf Registration Statement is suspended and, upon receipt of any such notice by the Stockholder Representative, each Stockholder agrees not to sell any Registrable Shares pursuant to the Shelf Registration Statement until the Stockholder Representative is advised in writing by Acquiror that the Shelf Registration Statement may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in the Shelf Registration Statement. Acquiror will use commercially reasonable efforts to ensure that the use of the Shelf Registration Statement may be resumed (A) in the case of clause (x) above, as promptly as is practicable, and use its best efforts to ensure the use of the Shelf Registration Statement, (B) in the case of clause (y) above, as soon as, in the reasonable judgment of Acquiror, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of Acquiror or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter and (C) in the case of clause (z) above, as soon as in the reasonable discretion of Acquiror, such suspension is no longer appropriate. For the avoidance of doubt (and without prejudice to the proviso contained in the first sentence of this Section 5.12(d)), nothing in this Section 5.12 shall impose any obligation on Acquiror to engage in any discussions regarding a potential corporate development or to cease or complete any such discussion within any time period or otherwise. Acquiror shall be entitled to exercise its right under this Section 5.12(d) to suspend the availability of the Shelf Registration Statement or any Prospectus provided that the aggregate duration of all Suspension Periods shall not exceed thirty (30) days in any three-month period (or sixty (60) days in any three-month period in the event of a Material Event pursuant to which Acquiror has delivered a second notice as required below) or ninety (90) days in any twelve-month period; provided that in the case of a Material Event relating to an acquisition or a probable acquisition or financing, recapitalization, business combination or other similar transaction, Acquiror may deliver to the Stockholder Representative on behalf of each of the Stockholders, a second notice to the effect set forth above, which shall have the effect of extending the Suspension Period by up to an additional thirty (30) days, or such shorter period of time as is specified in such second notice. Acquiror shall not be required to specify in any written notice the nature of the event giving rise to the Suspension Period, and the Stockholder Representative and the Stockholders hereby agree to hold such notice and any communications in response thereto in confidence.

Section 5.13. Listing of Shares of Acquiror Common Stock. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.14. Indemnification; Directors and Officers Insurance.

(a) All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries (other than for indemnification claims for Losses under Article VII of this Agreement) (the “Covered D&O Indemnitees”) as provided in the Company’s certificate of incorporation, bylaws and those certain indemnification agreements between the Company and certain of its officers and directors as in effect on the date hereof, or the certificate of incorporation, bylaws or similar constitutive documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time (including the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable Law) after the Effective Time, without material alteration or amendment. After the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the Covered D&O Indemnitees against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent then permitted under Delaware Law and by the Company’s certificate of incorporation or bylaws as in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Without limiting the foregoing, Acquiror shall cause the Surviving Corporation, to the extent permitted by applicable Law, to periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable Law; provided, that the Person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Acquiror shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company, or to the extent such coverage is not obtainable at the per annum cost presently in effect, Acquiror shall purchase such coverage (on terms with respect to coverage and amount no less favorable to such officers and directors than those of such policies in effect on the date hereof) as may be obtained having a cost per annum not to exceed 150% of the current annual premium paid by the Company with respect to such current policies (provided, however, that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such officers and directors so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time; provided that, if any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of such claim or claims until final disposition of such claim or claims. A copy of such insurance policy shall be provided to any director or officer of the Company upon request.

(c) The obligations of Acquiror (or any such successor) under this Section 5.14 shall not be terminated or modified following the Effective Time in such a manner as to adversely affect any of the Covered D&O Indemnitees to whom this Section 5.14 applies without the consent of such affected indemnitee (it being expressly understood that this Section 5.14 is intended for the benefit of, and shall be enforceable by, each of the Covered D&O Indemnitees and their respective heirs and shall be binding on the Surviving Corporation and Acquiror and their respective successors or assigns).

Section 5.15. Escrow Agreement. Acquiror and the Stockholder Representative agree to execute and deliver the Escrow Agreement at the Closing.

Section 5.16. Working Capital Adjustment.

(a) The parties hereto agree that, at Acquiror’s option and upon its written request to the Company, on the fifth (5th) Business Day prior to the Closing Date, the Company shall deliver to Acquiror in writing an estimate of the calculation of the Purchase Price Per Share of Company Common Stock (assuming, solely for this purpose, that the Final Average Stock Price equals the closing sale price per share of Acquiror Common Stock on the immediately prior trading day) to be received by each Stockholder together with reasonably detailed supporting documentation of each item used in the calculation thereof, including a schedule of Company Transaction Expenses paid prior to such date of delivery or to be paid prior to Closing and the Estimated Company Transaction Expenses (the “Merger Consideration Schedule”) and a statement of the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”). The Estimated Closing Net Working Capital shall be prepared by the Company in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end and that were used in the calculation of the Target Net Working Capital. The actual number of shares of Acquiror Common Stock to be issued as Merger Consideration will be determined based on the Final Average Stock Price.

(b) The Estimated Closing Net Working Capital, if delivered, and if not so delivered, the Target Net Working Capital, shall be the basis for determining the Closing Net Working Capital on the Closing Date, subject to adjustment as provided below.

(c) “Closing Net Working Capital” means (A) the consolidated current assets of the Company and the Subsidiaries, less (B) the consolidated current liabilities of the Company and the Subsidiaries, in each case determined as of the open of business on the Closing Date determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end and that were used in the calculation of the Target Net Working Capital.

(d) Within sixty (60) days following the Closing Date, Acquiror shall have the option, in its sole discretion, to deliver to the Stockholder Representative a consolidated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement of Closing Net Working Capital derived from the Closing Balance Sheet (the “Closing Net Working Capital Statement”) . The Closing Balance Sheet and the Closing Net Working Capital Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end.

(e) The Closing Balance Sheet and the Closing Net Working Capital Statement (and the computation of Closing Net Working Capital indicated thereon) delivered by Acquiror to the Stockholder Representative shall be conclusive and binding upon the parties unless the Stockholder Representative, within twenty (20) days after delivery to the Stockholder Representative of the Closing Balance Sheet and the Closing Net Working Capital Statement, notifies Acquiror in writing that the Stockholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Net Working Capital Statement (and the computation of Closing Net Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by the Stockholder Representative to Acquiror pursuant to the second preceding sentence, the parties shall submit the dispute to a mutually satisfactory partner in the New York City office of the accounting firm of KPMG LLP or, if no partner at such firm will act, to a partner at such other nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Acquiror and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Net Working Capital which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in the City of New York. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Agreement and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Acquiror and the Stockholders based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Selling Stockholders’ position, 60% of the costs of its review would be borne by Acquiror and 40% of the costs would be borne by the Stockholders.

(f) Upon final determination of Closing Net Working Capital as provided in the immediately preceding paragraph, (A) if Closing Net Working Capital is greater than Estimated Closing Net Working Capital (if calculated and delivered to Acquiror as contemplated above) but less than the Target Net Working Capital, the Aggregate Merger Consideration shall be increased by the excess of Closing Net Working Capital over Estimated Closing Net Working Capital and Acquiror shall promptly, but no later than five (5) business days after such final determination, pay the amount of such difference in the form of Acquiror Common Stock to be distributed to the Stockholders in accordance with the rights, powers and privileges of the Company Common Stock and the Company Preferred Stock, respectively, as set forth in the Certificate of Incorporation of the Company, as in effect at the effective time and in accordance with Article II of the Agreement, (B) if Closing Net Working Capital is less than Estimated Closing Net Working Capital (or less than the Target Net Working Capital if the Estimated Closing Net Working Capital is not calculated and delivered), the Aggregate Merger Consideration shall be decreased by the excess of Estimated Closing Net Working Capital (or the Target Net Working Capital, as applicable) over Closing Net Working Capital and Acquiror shall, at its option, either receive from the Acquiror Escrow Amount the number of Acquiror Common Stock and/or cash equal to such difference or require the Stockholders to severally return to Acquiror their pro rata portion of the Aggregate Merger Consideration in the form of Acquiror Common Stock and/or cash equal to such difference and (C) if Closing Net Working Capital is greater than the Target Net Working Capital, there shall be no adjustment to the Aggregate Merger Consideration.

Section 5.17. Israeli Tax Rulings. As soon as reasonably practicable after the date hereof, Acquiror and the Company shall instruct their respective Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Authority an application for a ruling (a) confirming that (i) that the assumption of the Company Stock Options and the conversion of the Options to purchase shares of Acquiror Common Stock in accordance with Section 2.10 will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of such Assumed Options, or in the case of Assumed Options that are part of a “Section 102 Plan,” until the actual sale of the underlying shares of Acquiror Common Stock by the holders of such Assumed Options; and (ii) that the “lock-up period” under any “Section 102 Plan” will continue to run and will not be restarted as a result of the replacement of the Assumed Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”), (b) that either: (i) exempts Acquiror, the Company and its or their agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or as part of the assumption, conversion or replacement of Company Options, or clarifying that no such obligation exists; or (ii) clearly instructs Acquiror, the Company and their agents how such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Israeli Withholding Tax Pre-Ruling”), and (c) provides that the Escrow Amount shall not be subject to Israeli Tax until actually received by the Stockholders (the “Escrow Tax Ruling”; and together with the Israeli Options Tax Ruling and the Israeli Withholding Tax Pre-Ruling, the “Israeli Tax Rulings”). Each of the Company and Acquiror shall, and shall instruct their representatives and advisors to, coordinate all activities and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable.

Section 5.18. Tax Matters.

(a) Acquiror shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return not previously filed and required to be filed by or on behalf of the Company and its Subsidiaries after the Closing Date for a taxable period beginning before the Closing Date, and shall cause the Company and its Subsidiaries to pay all Taxes shown as due thereon (subject to indemnification rights provided by Section 7.2), Acquiror shall consult in good faith with the Stockholder Representative prior to the filing of any such Tax Return for which indemnification may be sought hereunder and shall appropriately take into account any Tax liabilities included in the determination of Closing Net Working Capital in preparing such Return.

(b) Except consistently with an audit resolved pursuant to Section 7.5 of this Agreement or as otherwise required by Law, neither Acquiror nor its Affiliates (including the Surviving Corporation and its Subsidiaries after the Merger) may amend a Tax Return of the Company or its Subsidiaries, or file or amend any Tax election of the Company or its Subsidiaries, in each case, with respect to a taxable period beginning before the Closing Date without the consent of the Stockholders Representative, which consent shall not be unreasonably withheld or delayed.

(c) Acquiror shall not cause or permit any of the Company or its Subsidiaries, or any Affiliate of Acquiror, to effect after the Effective Time, any extraordinary transactions (including the distribution of any dividend or the effectuation of any redemption) other than as contemplated by this Agreement, that could give rise to any indemnity obligation under Section 7.2.

(d) Following the Merger, Acquiror shall not permit or cause the Company to fail to hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Sub immediately before the Merger. For purposes of this Section 5.18(d), assets transferred from Acquiror to Sub are not included as assets of Sub immediately before the Merger where such assets are used to pay reorganization expenses, to pay creditors of the Company or to enable Sub to satisfy state minimum capitalization requirements (where the money is returned to Acquiror as part of the transaction).

(e) Following the Merger, Acquiror shall not permit or cause the Company to fail to hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately before the Merger. For the purpose of this Section 5.18(e), amounts paid by the Company to the Company’s shareholders who receive cash in the Merger will be included as assets of the Company immediately prior to the Merger to extent, and only to the extent, that Acquiror receives Stockholder Consents from the holders of at least 95% of the outstanding capital stock of the Company.

(f) Acquiror shall not after the Merger, pursuant to a plan or intention existing during the period beginning with the commencement of negotiations (whether formal or informal) between Acquiror and the Company regarding the Merger and ending at the Effective Time (the “Pre-Merger Period”), permit or cause any action that would cause the Acquiror Common Stock issued in the Merger to cease to have voting rights which entitle the holder to vote for directors of Acquiror.

(g) Acquiror shall not after the Merger, pursuant to a plan or intention existing during the Pre-Merger Period, permit or cause the Company to issue additional shares of stock of the Company, or take any other action, that would result in Acquiror no longer owning stock in the Company constituting “control” within the meaning of Section 368(c) of the Code.

(h) Acquiror shall not after the Merger, pursuant to a plan or intention existing during the Pre-Merger Period: (a) permit or cause the Company to liquidate; (b) permit or cause the Company to merge with or into another corporation; (c) permit or cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor; or (d) sell, distribute or otherwise dispose of the Surviving Corporation stock acquired in the Merger except for transfers or successive transfers of stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor.

(i) Acquiror shall not after the Merger, pursuant to a plan or intention existing during the Pre-Merger Period, permit or cause the Company (along with other members of Acquiror’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)), to fail to either (a) continue the Company’s historic business or (b) use a significant portion of the Company’s historic business assets in a business, all within the meaning of Treasury Regulations Section 1.368-1(d).

(j) Except for repurchases or redemptions of Acquiror Common Stock that are (i) acquired over the open market pursuant to Acquiror’s existing stock repurchase program, or (ii) in connection with the termination of employment in the ordinary course of business, neither Sub nor Acquiror nor any “related person” of Sub or Acquiror (as such term is defined by Treasury Regulations Section 1.368-1(e)(4)) shall, pursuant to a plan or intention existing during the Pre-Merger Period, repurchase or redeem any of the Acquiror Common Stock issued to the stockholders of the Company in connection with the Merger.

(k) Each party shall report the Merger as a reorganization under Section 368(a) of the Code for all relevant Tax purposes and shall adopt no Tax reporting position inconsistent with the treatment of the Merger as a reorganization under Section 368(a) of the Code, in each case unless otherwise required by applicable Law.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. General Conditions. The respective obligations of Acquiror, Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any such party in its sole discretion; provided, that such waiver shall only be effective as to the rights of such party:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed, including those approvals of Israeli Governmental Authorities specified on Schedule 6.1(b) of the Company Disclosure Schedules.

(c) Acquiror shall have received from the Israeli Securities Authority an exemption from the Israeli prospectus requirements with respect to the assumption of the Assumed Options and the issuance of Acquiror Common Stock upon the exercise of the Assumed Options.

Section 6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) The representations and warranties of Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; provided, however, that representations and warranties qualified by an Acquiror Material Adverse Effect or other materiality qualifiers must instead be true and correct in all respects. Acquiror and Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing, in all material respects. The Company shall have received from each of Acquiror and Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of Acquiror and Sub.

(b) The Company shall have received a certificate of the Secretary or an Assistant Secretary of Acquiror certifying as to the full force and effect of resolutions of its board of directors (or a committee thereof) attached thereto as exhibits evidencing the authorization of Acquiror to consummate the transactions contemplated by this Agreement.

(c) The Company shall have received a certificate of the Secretary or an Assistant Secretary of Sub certifying as to the full force and effect of resolutions of its board of directors and sole stockholder attached thereto as exhibits evidencing the authorization of Sub to consummate the transactions contemplated by this Agreement.

(d) There shall have been no event, change, circumstance, effect, development or state of facts that would individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The Company shall have received a certificate signed on behalf of Acquiror, by a duly authorized officer thereof, to such effect.

(e) The Stockholder Representative shall have received an executed counterpart of the Escrow Agreement, signed by each party other than the Stockholder Representative.

(f) The Company shall have received the Israeli Options Tax Ruling and the Escrow Tax Ruling.

(g) The Company shall have received the Israeli Withholding Pre-Tax Ruling, provided that, if the Israeli Withholding Pre-Tax Rule is not obtained prior to May 15, 2006, such condition shall cease to be a condition to Closing, and on and thereafter Exhibit D shall be applicable.

Section 6.3. Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Acquiror in its sole discretion:

(a) The representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date; provided, however, that representations and warranties qualified by Material Adverse Effect or other materiality qualifiers must instead be true and correct in all respects. The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing, in all material respects. Acquiror shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Acquiror shall have received a certificate of the Secretary or an Assistant Secretary of the Company certifying as to the full force and effect of resolutions of its board of directors and stockholders attached thereto as exhibits evidencing the authorization of the Company to consummate the transactions contemplated by this Agreement.

(c) The Consent and Indemnity Agreement shall be in full force and effect. The representations and warranties of each Stockholder contained in the Consent and Indemnity Agreement or any certificate delivered pursuant thereto shall be true and correct in all material respects both when made and as of the Closing Date. Each Stockholder shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by the Consent and Indemnity Agreement to be performed or complied with by them prior to or at the Closing. Acquiror shall have received from each Stockholder a certificate to the effect set forth in the preceding sentences, signed by such Stockholder (if an individual) or a duly authorized officer of such Stockholder or other Person authorized by such Stockholder (if not an individual).

(d) The Employment Agreements of those Key Employees set forth on Schedule 6.3(d) shall be in full force and effect.

(e) Since the date of this Agreement, there shall not have been a Material Adverse Effect nor any event, change, circumstance, effect, development or state of facts that would reasonably be expected to have a Material Adverse Effect. Acquiror shall have received a certificate signed on behalf of the Company, by a duly authorized officer thereof, to such effect.

(f) Acquiror shall have received duly executed Stockholder Consents from (i) the Stockholders holding at least 90% of the outstanding capital stock of the Company and (ii) Vested Option Holders holding at least 50% of the Vested Options.

(g) Acquiror shall have received a general release in favor of the Company from the Key Employees, each of the Stockholders which has executed the Consent and Indemnity Agreement and each of the Stockholders which has delivered a Stockholder Consent.

(h) There shall not be pending any Action by any Governmental Authority seeking to restrain or prohibit Acquiror’s ownership or operation (or that of Acquiror’s Subsidiaries or Affiliates, including the Company and its Subsidiaries) of all or any portion of the business or assets of the Company or any of its

Subsidiaries, or of Acquiror or any of its Subsidiaries or Affiliates, or to compel Acquiror or any of its Subsidiaries or Affiliates, including the Company and its Subsidiaries, to dispose of or hold separate all or any of the business or assets of the Company or any of its Subsidiaries, or of Acquiror or any of its Subsidiaries or Affiliates.

(i) The Company and each Subsidiary of the Company shall have obtained all such consents, waivers and approvals for the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements required to be obtained from third parties that are not Governmental Authorities, and shall have given all other notices required to be given to third parties that are not Governmental Authorities in connection with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, except for such consents, waivers, approvals and notices that, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(j) Acquiror shall be in agreement (which shall not be unreasonably withheld or delayed) with the calculations set forth in the Merger Consideration Schedule in accordance with Exhibit C.

(k) The Company shall have taken the actions with respect to the Options and the Warrants as contemplated in Section 2.10(a) and Section 2.10(f), respectively.

(l) Acquiror shall have received the written resignation of each of the directors of the Company and its Subsidiaries.

(m) Acquiror shall have received an executed counterpart of the Escrow Agreement, in each case signed by each party other than Acquiror.

(n) The Company shall have delivered to Acquiror the Financial Statements and the consent of the Company’s independent auditors and any other consents required in order for Acquiror to include in its filings with the SEC the Financial Statements and any other information required with respect to such filings as a result of the transactions contemplated hereunder and in connection with the Shelf Registration Statement.

(o) Acquiror shall have received from the Company a certificate complying with Treasury Regulation Section 1.897-2(g)(1)(ii) that states that interests in the Company are not “United States real property interests.”

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties and Covenants.

(a) All of the covenants and agreements of the parties contained in or made pursuant to this Agreement shall survive (and not be affected in any respect by) the consummation of the Closing and any investigation conducted by any party hereto and any information which any party may receive or knowledge they may have.

(b) The representations and warranties of the Company contained in or made pursuant to this Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 7.2(a) hereof shall terminate on, and no claim or Action with respect thereto may be brought, after the twelve (12) month anniversary of the Closing Date; provided, however, that for purposes of claims by Acquiror Indemnified Parties under the Consent and Indemnity Agreement, (i) the representations and warranties contained in Sections 3.1(a)(i) (Organization and Qualification), 3.2 (Authority) and 3.4 (Capitalization) hereof and Section 2.3 (Title) of the Consent and Indemnity Agreement and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 7.2(a) shall survive indefinitely and (ii) the representations and warranties contained in Section 3.15 (Taxes) shall survive until the applicable statute of limitation expires.

(c) The representations and warranties of Acquiror and Sub contained in or made pursuant to Article IV hereof and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 7.3 shall terminate on, and no claim or Action with respect thereto may be brought, after the twelve (12) month anniversary of the Closing Date; provided, however, that for purposes of claims by Stockholder Indemnified Parties, (i) the representations and warranties set forth in Sections 4.1, and 4.3 shall survive indefinitely and (ii) the representations and warranties contained in Section 4.10 and the covenants and agreements contained in Section 5.18 shall survive until the applicable statute of limitation expires.

(d) The representations and warranties and the applicable indemnity obligations with respect thereto pursuant to this Article VII for the inaccuracy or breach thereof that terminate pursuant to this Section 7.1 (as well as the indemnity obligations set forth in Sections 7.2 and 7.3 hereof), shall not terminate with respect to (and to the extent of) any actual claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party (or, if the Indemnified Party is Acquiror Indemnified Party, the Stockholder Representative) has been given written notice from the Indemnified Party describing in reasonable detail the facts upon which the claim for indemnification is based, including the identity of the Person making the claim, prior to the expiration of the applicable survival period.

Section 7.2. Indemnification. Subject to the limitations set forth in Sections 7.1, 7.4 and 7.6 hereof, from and after the Closing Date, each of Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Acquiror Indemnified Parties”) shall be saved, indemnified and held harmless under the Consent and Indemnity Agreement and the Escrow Agreement from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a) the inaccuracy or breach as of the date of this Agreement or as of the Closing Date of any representation or warranty of the Company contained in or made pursuant to this Agreement or in any Ancillary Agreement or any certificate or instrument delivered by the Company in accordance herewith or therewith;

(b) any breach by the Company of any covenant or agreement by the Company contained in this Agreement or in any Ancillary Agreement of which Acquiror is unaware prior to the Closing; and

(c) any amounts determined following the Closing that should have been deducted from the calculation of Net Purchase Price as described in Exhibit C but were not deducted from the Net Purchase Price as reflected on the Merger Consideration Schedule;

provided, that notwithstanding any other provision hereof, in no event shall Losses include any punitive, consequential, indirect or special damages, including, lost profits, business interruption and loss of business opportunities or goodwill, subject to the last sentence of this Section 7.2. This exclusion of any such consequential, indirect or special damages shall apply to any action, whether the action in which recovery of damages is sought is based on contract, tort (including sole, concurrent or other negligence or strict liability), statute or otherwise. To the extent permitted by Law, any statutory remedies which are inconsistent with this Section 7.2 are waived. Notwithstanding anything to the contrary, the limitations described in the foregoing proviso shall not apply with respect to Third Party Claims.

Section 7.3. Indemnification by Acquiror. Subject to the limitations set forth in Sections 7.1, 7.4 and 7.6 hereof, from and after the Closing Date, Acquiror shall save, defend, indemnify and hold harmless the Stockholders and the holders of Options and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from (a) the inaccuracy or breach as of the date of this Agreement or as of the Closing Date of any representation or warranty of Acquiror or Sub contained in or made pursuant to this Agreement or in any Ancillary Agreement or any certificate or instrument delivered by Acquiror or Sub in accordance herewith or therewith, and (b) any breach of any covenant or agreement by Acquiror or Sub contained in this Agreement or any Ancillary Agreement of which the Stockholder Indemnified Parties are unaware prior to the Closing; provided, that notwithstanding any other provision hereof, in no event shall Losses include any punitive, consequential, indirect or special damages, including, lost profits, business interruption and loss of business opportunities or goodwill, subject to the last sentence of this Section 7.3. This exclusion of any such consequential, indirect or special damages shall apply to any action, whether the action in which recovery of damages is sought is based on contract, tort (including sole, concurrent or other negligence or strict liability), statute or otherwise. To the extent permitted by Law, any statutory remedies which are inconsistent with this Section 7.3 are waived. Notwithstanding anything to the contrary, the limitations described in the foregoing proviso shall not apply with respect to Third Party Claims.

Section 7.4. Manner and Limitation of Indemnification of the Indemnified Parties.

(a) In the event an Indemnification Claim arises and the amount of Loss in respect thereof has not yet been finally determined, an Indemnified Party may give the Stockholder Representative written notice of the Indemnified Party’s reasonable estimate of such Loss. Thereafter, such amount shall be included in the Aggregate Claim Amount until the amount of such Loss has been finally determined (it is understood and agreed that Acquiror may also include the amount of any Loss that is known or is otherwise quantified in the Aggregate Claim Amount). The Stockholder Representative shall have the right to dispute any Indemnification Claim, including on the grounds that (i) no breach of representation, warranty or covenant has occurred and/or (ii) the amount of estimated Loss set forth in an Indemnification Claim exceeds a reasonable estimate of Loss with respect to the Indemnification Claim. The amount set forth in a notice of an Indemnification Claim shall be included in the Aggregate Claim Amount unless and until there shall be a final non-appealable order of a court of competent jurisdiction or a written agreement between Acquiror and the Stockholder Representative to the contrary, without regard to the resolution of the underlying Indemnification Claim.

(b) Each Indemnification Claim made by an Acquiror Indemnified Party shall be made only in accordance with this Article VII and the Consent and Indemnity Agreement.

(c) To provide a fund against which an Acquiror Indemnified Party may assert Indemnification Claims, the Acquiror Escrow Amount shall be withheld and deposited into an escrow pursuant to the Escrow Agreement in accordance with Section 2.12 hereof.

(d) The Indemnified Parties’ sole and exclusive recourse for any Loss or claim of Loss arising out of or relating to this Agreement (only from and after the consummation of the Closing) and the transactions contemplated hereby, whether based in contract, tort or on any other grounds, shall be (i) as provided in this Article VII and (ii) in the case of Acquiror Indemnified Parties, the Acquiror Escrow Amount shall be the sole source of indemnification hereunder, except with respect to any breaches of the representations and warranties contained in Sections 3.1(a)(i) (Organization and Qualification), 3.2 (Authority) 3.4 (Capitalization) and 3.15 (Taxes) and Section 2.3 (Title) of the Consent and Indemnity Agreement and intentional misrepresentation by the Company or fraud, for which any Acquiror Indemnified Party shall be entitled to seek recovery for any such Loss on any available basis, including by seeking recovery from the Acquiror Escrow Amount and/or the Stockholders on a several basis. Prior to Closing, each of the parties hereto shall be liable for any breaches of this Agreement to the extent provided under applicable Law.

Section 7.5. Third Party and Other Indemnification Claims.

(a) In order for an Acquiror Indemnified Party or Stockholder Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a “Third Party Claim”) or a Tax Claim, such Indemnified Party shall deliver notice thereof to the Stockholder Representative, on behalf of the Stockholders, or to Acquiror, as applicable (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, or, in the case of Taxes of the Company or its Subsidiaries which may give rise to Losses subject to indemnification hereunder (a “Tax Claim”) promptly after receipt by such Indemnified Party of notice of a pending or threatened Tax audit, assessment or adjustment (a “Tax Controversy”) which may give rise to a Tax Claim describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, and the amount or method of computation of the amount of such claim (if known). At such time as an officer of Acquiror or a Stockholder obtains actual knowledge of any Indemnification Claim other than with respect to a Third Party Claim, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Following the Indemnified Party’s delivery of such notice of a Third Party Claim, or any other Indemnification Claim, the Indemnified Party shall provide the Indemnifying Party with such other information with respect to such claim that is available to the Indemnified Party as the Indemnifying Party may reasonably request. The failure or delay to provide such prompt notice of a Third Party Claim a Tax Claim or any other Indemnification Claim, however, shall not release any Indemnifying Party from any of his or its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure or delay.

(b) If the Indemnifying Party within thirty (30) days (or less if the nature of the Third Party Claim or a Tax Claim requires) after receipt of notice of the Third Party Claim or Tax Controversy, as the case may be, demonstrates that, if and as of such time, the Indemnity Cap, minus the Aggregate Claim Amount as of such date, is sufficient in order to indemnify for the full amount of the Loss, if determined, or the reasonably estimated amount of the Loss, as the case may be, in connection with such claim, or the Stockholder Representative shall demonstrate to the Acquiror Indemnified Party’s reasonable satisfaction that the Indemnifying Parties have sufficient financial resources through the Escrow Agreement in order to indemnify the Acquiror Indemnified Party for the full amount of the Loss, the Indemnifying Party may, subject to Section 7.5(c) hereof, elect to assume control over the compromise or defense of such Third Party Claim or Tax Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (the counsel selected by the Stockholder Representative in the case where the Stockholders are the Indemnifying Parties), which counsel must be reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim or Tax Claim, provided that in no event may any Indemnified Party settle such Third Party Claim or Tax Claim, without the consent of the Indemnifying Party; (ii) in the event of an Action that is the subject of a Third Party Claim or Tax Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the

Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to such Person or that a conflict of interest between such Persons may exist in respect of such Action, then the Indemnified Party may, if it so desires, employ one additional counsel at the Indemnifying Party’s expense to represent the Indemnified Party in such Third Party Claim (in the event the Indemnified Party is an Acquiror Indemnified Party, such expenses to be paid out of the Acquiror Escrow Amount or pursuant to the Consent and Indemnity Agreement, if applicable); (iii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim or Tax Claim; (iv) the Indemnifying Party shall obtain the prior written approval (which approval may be withheld or delayed in the Indemnified Party’s sole discretion) of the Indemnified Party before entering into any settlement, adjustment or compromise of such claim involving injunctive or other equitable relief being asserted against any Indemnified Party or any of its Affiliates; provided, however, that to the extent such injunctive or other equitable relief relates to the use by the Company (or after the Closing, by the Surviving Corporation or any of its Affiliates) of Intellectual Property, then such approval may not be unreasonably withheld or delayed; and (v) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party, or the Indemnifying Party otherwise agrees, to satisfy such settlement, compromise or consent and includes an unconditional release of all such Indemnified Parties from all liability arising out of such claim or Action. Notwithstanding anything contained herein to the contrary, if an Indemnified Party has been indemnified for any Loss hereunder and at any time thereafter the Indemnified Party recovers all or any portion of such Loss (such amount, the “Recovered Amount”) from a Third Party, the Indemnified Party shall promptly refund the Recovered Amount (in the form received from any such Indemnifying Party) to Indemnifying Parties or return the Recovered Amount to the Acquiror Escrow Amount if withdrawn therefrom and the Escrow Agreement has not terminated; provided, that no Indemnified Party shall have any obligation to seek such recoveries.

(c) Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if the Indemnified Party so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement, adjustment or compromise in accordance with this Article VII) a Third Party Claim or Tax Claim: (i) if the Losses pursuant to such Third Party Claim or Tax Claim are likely to exceed the Indemnity Cap, less the Aggregate Claim Amount as of such date (provided, however, that in the case of clause (i), the Indemnified Party shall not settle or compromise any Third Party Claim or Tax Claim which would result in an indemnification claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed); (ii) if the Acquiror Indemnified Party reasonably believes that the Indemnifying Parties do not have the financial resources, whether through the Escrow Agreement, to pay substantially all of the Losses in connection with such Third Party Claim or Tax Claim or (iii) if allowing the Indemnifying Party to have sole control over the defense, settlement or compromise would have an adverse effect on an important commercial relationship of the Acquiror Indemnified Party or on the Taxes of the Company or any of its Subsidiaries following the Closing.

(d) If the Indemnifying Party elects not to assume the compromise or defense against the asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim or Tax Claim in good faith, the Indemnified Party may, at the Indemnifying Party’s expense, pay, compromise, adjust or defend in good faith against such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred in good faith by the Indemnified Party in connection with such defense, settlement, adjustment or compromise) and the Indemnified Party will consult with the Indemnifying Party prior to any adjustment, settlement or compromise. In connection with any defense of a Third Party Claim or Tax Claim, all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith.

Section 7.6. Limits on Indemnification.

(a) Except as otherwise provided in this Section 7.6, the maximum aggregate amount of indemnifiable Losses that may be recovered by any Indemnified Party under Section 7.2 shall be the Acquiror Escrow Amount or under Section 7.3 shall be an amount equal to the Acquiror Escrow Amount (valued as of the Closing Date) (such cap on indemnification, as applicable, the “Indemnity Cap”); provided, however, that the Indemnity Cap and the Threshold shall not be applicable with respect to, and each Acquiror Indemnified Party shall be entitled to be indemnified, from the Acquiror Escrow Amount and/or by the Stockholders on a several basis, for, all Losses arising out of or resulting from the indemnification obligation with respect to (x) the breach or inaccuracy of any representation or warranty (A) of the Company contained in Sections 3.2 (Authority) 3.4 (Capitalization), and 3.15 (Taxes) hereof, (B) of any Stockholder contained in Section 2.3 (Title) of the Consent and Indemnity Agreement or (y) intentional misrepresentation by the Company or fraud.

(b) Without limitation of the indemnity obligations under this Article VII, from and after the consummation of the Closing, (i) the Company shall have no obligation or liability whatsoever in respect of Losses arising out of or resulting from the indemnification obligations in this Article VII; and (ii) notwithstanding anything in this Agreement to the contrary, the Stockholders shall have no right of indemnification, contribution or reimbursement from or remedy against the Company and/or the Surviving Corporation as a result of any indemnification they are required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or in any certificate, document or other instrument delivered herewith, and, except as set forth in Section 5.14, the Stockholders shall be deemed to have released, waived and forever discharged any right to indemnification, contribution or reimbursement that they may have at any time after the consummation of the Closing against the Company and/or the Surviving Corporation under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement, any Ancillary Agreement or in any certificate, document or other instrument delivered herewith or therewith.

(c) Following the Effective Date, no party shall have any obligation to indemnify any of the other parties pursuant to this Article VII unless and until the aggregate amount of all such individual Losses incurred or sustained by such party exceeds 1% of the Merger Consideration (the “Threshold”), in which case the applicable Indemnifying Parties shall be liable from the first dollar of all such Losses, subject to Section 7.6(a).

Section 7.7. Adjustment to Purchase Price. Any indemnification payable pursuant to this Article VII shall be treated for Tax purposes as an adjustment to the Merger Consideration.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company;

(b) (i) by the Company, if Acquiror or Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 hereof, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company; or (ii) by Acquiror, if the Company or any Stockholder breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3 hereof, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Acquiror;

(c) by either the Company or Acquiror if the Merger shall not have been consummated by June 30, 2006 (the “Termination Date”). The right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date;

(d) by either the Company or Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by either the Company or Acquiror if the Average Closing Price is $9.25 or less.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a) above) shall give prompt written notice of such termination to the other parties; provided that the Company and Acquiror shall only have the right to terminate this Agreement pursuant to Section 8.1(e) if notice of termination is provided to the other parties within two (2) Business Days after the Average Closing Price is determined.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no continuing obligation or liability on the part of any party (or any officers, directors, stockholders, employees or Affiliates of such party) except (i) for the provisions of Sections 3.19 and 4.9 hereof relating to broker’s fees, Section 5.8(a) hereof relating to the Confidentiality Agreement, Section 5.11 hereof relating to public announcements, Section 9.1 hereof relating to fees and expenses, Section 9.5 hereof relating to notices, Section 9.8 hereof relating to third-party beneficiaries, Section 9.9 hereof relating to governing law, Section 9.10 hereof relating to submission to exclusive jurisdiction and this Section 8.2; and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent hereto pursuant to this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising under Section 8.2 from a breach of this Agreement by the other.

Section 9.2. Amendment and Modification. This Agreement may be amended, modified or supplemented by Acquiror and the Company at any time prior to the consummation of the Closing; subject to applicable Law with respect to any Stockholder approval that may be required. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that from and after the consummation of the Closing, this Agreement may be amended, modified or supplemented by an instrument in a writing signed on behalf of Acquiror and the Surviving Corporation and the Stockholder Representative, except that no such amendment may be effected that adversely impacts the rights or obligations of a Securityholder without the written consent of such Securityholder.

Section 9.3. Extension. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4. Waiver. At any time prior to the Effective Time, Acquiror and the Company may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered during normal business hours either personally, or, if by facsimile upon written confirmation of receipt by facsimile or otherwise (and any such delivery that is not during normal business hours shall be deemed duly given on the next Business Day after such delivery), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

Passave, Ltd.

Kohav Herzliya Bldg.

4 Hasadnaot St.

POB 2089

Herzliya Pituach, Israel 46120

Attn: Victor Vaisleib

Fax: (972-9) 962-8001

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Attn: James R. Tanenbaum

Fax: (212) 468-7900

and to:

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv, Israel 67897

Attn: Sharon Amir

Fax: (972-3) 623-5005

(b) if to the Stockholder Representative, to:

Eurofund 2000 L.P.

87 Hayarkon St.

Tel Aviv, Israel 63432

Attn: Ron Hiram

Fax: (972-3) 527-0041

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Attn: James R. Tanenbaum

Fax: (212) 468-7900

and to:

Naschitz, Brandes & Co.

5 Tuval Street

Tel Aviv, Israel 67897

Attn: Sharon Amir

Fax: (972-3) 623-5005

(c) if to Acquiror, Sub or the Surviving Corporation, to:

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Attn: Chief Financial Officer

Fax: (604) 415-6240

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael E. Lubowitz

Fax: (212) 310-8007

and to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Attn: Barry Levenfeld, Adv.

Fax: (972-2) 623-9236

Section 9.6. Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The recitals herein shall not be deemed to be representations, warranties or covenants of the parties hereto and no party shall have any liability with respect to any such recitals.

Section 9.7. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided to Acquiror Indemnified Parties and the Stockholder Indemnified Parties and the Covered D&O Indemnitees.

Section 9.9. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.10. Submission to Exclusive Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware, and all of the parties hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11. Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which the applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.12. Assignment; Successors. Except as provided in the last sentence of this Section 9.12, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall relieve or limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14. Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.15. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.17. Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.18. No Presumption Against Drafting Party. Each of Acquiror, Sub and the Company and the Stockholder Representative acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above.

PMC-SIERRA, INC.

By:
Name: Alan F. Krock Title: Vice President and Chief Financial Officer

POLARIS MERGER SUB, INC.

By:
Name: Alan F. Krock Title: Vice President and Chief Financial Officer

PASSAVE, INC.

By:
Name: Yaron Garmazi Title: Chief Financial Officer

STOCKHOLDER REPRESENTATIVE:

By:
Ron Hiram

D-1

EXHIBIT A

CONSENT AND INDEMNITY AGREEMENT

EXHIBIT B

WRITTEN CONSENT

OF THE

HOLDERS OF CAPITAL STOCK

OF

PASSAVE, INC.

EXHIBIT C

MERGER CONSIDERATION

I. Aggregate Merger Consideration.

On the Closing Date, Acquiror shall pay to the Stockholders the Merger Consideration, less the Acquiror Escrow Amount, which Acquiror Escrow Amount shall be placed in escrow pursuant to Section 2.12. of the Agreement. The aggregate number of shares of Acquiror Common Stock that will constitute the Merger Consideration shall be calculated by dividing (x) the Net Purchase Price by (y) the Final Average Stock Price (the “Aggregate Stock Merger Consideration”). The “Final Average Stock Price” shall equal the Average Signing Price increased or decreased by the amount the Average Closing Price is greater than or less than the Average Signing Price, as the case may be, up to a maximum increase of $14.39 or a maximum decrease of $10.27.

For purposes of this Agreement, “Net Purchase Price” shall mean (A) $300,000,000, minus (B) the amount by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital (provided that the Company Transaction Expenses, which are assumed to be $5,000,000 in the Target Net Working Capital, shall not be permitted to exceed $5,000,000 without the prior written consent of the Acquiror and any such excess shall result in a dollar-for-dollar reduction of the Net Purchase Price).

The Aggregate Stock Merger Consideration is subject to further adjustment after the Closing as contemplated in Section 5.16.

II. Per Share Merger Consideration.

The number of shares of Acquiror Common Stock (after giving effect to a conversion of the Company Preferred Stock and the Warrants) which shall be allocated to each share of Company Common Stock and distributed to Stockholders shall be calculated as follows:

A. The Net Purchase Price shall be divided by the sum of the following:

(i) all Company Common Stock (after giving effect to a conversion of the Company Preferred Stock and the Warrants as contemplated above) outstanding as of the Effective Time,

(ii) all Vested Options of the Company outstanding as of the Effective Time, and

(iii) all unvested stock options of the Company outstanding as of the Effective Time, reduced by:

(a) stock option grants made on or after March 1, 2006 and approved to by Acquiror,

(b) 150,000 of unvested options, and

(c) shares of Company Common Stock assumed to be repurchased from gross stock option and warrant exercise proceeds calculated in accordance with the treasury stock method of accounting.

B. The result of the calculation in Section A above is the “Purchase Price Per Share of Company Common Stock.” The “Exchange Ratio” shall equal the Purchase Price Per Share of Company Common Stock divided by the Final Average Stock Price. For purposes of clarification, an example of the preceding calculation is set forth in Annex I.

The portion of the Aggregate Stock Merger Consideration allocable to each Stockholder shall be calculated in accordance with the Exchange Ratio and distributed to Stockholders holding the Shares outstanding as of the Closing in accordance with the rights, powers and privileges of the Company Common Stock and the Company Preferred Stock, respectively, as set forth in the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing and in accordance with Article ii of the Agreement.

EXHIBIT D

In the event that the Israeli Withholding Tax Pre-Ruling has not been received prior to May 15, 2006, then, as provided in Section 6.2(g), the receipt of such ruling shall no longer be a condition to Closing, and instead the provisions of this Exhibit D shall govern.

1.	Upon the Closing, Acquiror shall follow the provisions of Section 2.9 with respect to each Stockholder or Warrant Holder who provides Acquiror with a valid exemption from Israeli withholding tax or will withhold tax at a reduced rate with respect to each Stockholder or Warrant Holder who provides Acquiror with a valid confirmation of a reduced rate of Israeli withholding tax (“Valid Exemption”). A “Valid Exemption” shall be either an unequivocal exemption or confirmation of a reduced withholding rate issued by the Israel Tax Authorities or such other document, opinion or form which, in the sole discretion of Acquiror, is sufficient to enable Acquiror to conclude that no withholding or a reduced rate of withholding, as applicable of Israeli Tax is required with respect to the particular Stockholder or Warrant Holder in question.

2.	With respect to all other Stockholders and Warrant Holders (each, a “Withheld Securityholder”), Acquiror shall deposit with the Israeli Withholding Trustee (as defined below) such number of shares of Acquiror Common Stock as is equal to 30% (or such lower percentage as Acquiror may in its sole discretion determine is required by law) of the number of shares of Acquiror Common Stock to which such Withheld Securityholder is entitled pursuant to this Agreement.

3.	The Israeli Withholding Trustee shall be an Israeli bank, company, accounting firm or law firm as will be agreed between Acquiror and the Stockholder Representative by no later than May 1, 2006. Acquiror, the Stockholder Representative and the Israeli Withholding Trustee shall negotiate, in good faith, the terms of an Israeli Withholding Trustee Agreement, which shall govern the relations of the parties, and which will contain such terms and conditions, not inconsistent with the terms and conditions of this Exhibit D, as are customary for such agreements.

4.	The Israeli Withholding Trustee shall oversee the bulk sale of the Acquiror Common Stock deposited with it, which shall occur promptly following the Closing and shall hold the proceeds thereof (including any interest earned thereon) in accordance with instructions provided by the Stockholder Representative. The portion of the proceeds (each, an “Allocated Withholding Portion”) that are held with respect to each Withheld Securityholder shall be set forth on a schedule to the Israeli Withholding Trustee Agreement.

5.	The proceeds of the sale of Acquiror Common Stock shall be held in trust pending receipt of the Israel Withholding Tax Pre-Ruling or other instructions from the

Israeli Tax Authority relating to such proceeds. The Israeli Withholding Trustee shall comply with the provisions the Israel Withholding Tax Pre-Ruling or other instructions from the Israeli Tax Authority relating to such proceeds by paying all or a portion of the proceeds to the Israel Tax Authorities and releasing the remainder, if any, to the Withheld Securityholders. Notwithstanding the foregoing, the Israeli Withholding Trustee shall, upon the receipt at any time of a Valid Exemption with respect to any Withheld Securityholder, release to such Withheld Securityholder its Allocated Withholding Portion of the proceeds. Acquiror shall not approach the Israeli Tax Authorities to receive such instructions relating to the proceeds of the sale of Acquiror Common Stock as described above without the Company’s written consent, if prior to the Closing, or the Securityholders’ Representative’s written consent, if after the Closing.

6.	If the Israeli Withholding Tax Pre-Ruling has not been received within sixty (60) days after the deposit of Acquiror Common Stock with the Israeli Withholding Trustee, the Israeli Withholding Trustee shall be entitled to remit the entire amount of proceeds on deposit to the Israel Tax Authorities, and it will be the responsibility of each Withheld Securityholder to apply to the Israel Tax Authorities for a refund, to the extent entitled.

7.	The parties acknowledge and declare that the purpose of the arrangements set forth in this Exhibit D is to enable Acquiror to comply with any applicable legal requirements for the withholding of Israeli tax, while at the same time enabling the sale of the Acquiror Common Stock of the Withheld Securityholders prior to receipt of the Israeli Withholding Tax Pre-Ruling.

EXHIBIT B

WRITTEN CONSENT

OF THE

HOLDERS OF CAPITAL STOCK

OF

PASSAVE, INC.

Dated as of [                    ], 2006

Pursuant to Section 228 of the General

Corporation Law of the State of Delaware

The undersigned, the holders of at least:

(i) 60.0% in interest of the outstanding Series A Preferred Stock and Series B Preferred Stock (on an as-converted to Common Stock basis, excluding accrued but unpaid dividends), voting together as a single class, and

(ii) a majority of the issued and outstanding shares of Common Stock (on an as-converted to Common Stock basis, excluding accrued but unpaid dividends), voting together as a single class,

of Passave, Inc., a Delaware corporation (the “Company”), hereby consent to the adoption of the following resolutions without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law with the intent that said resolutions shall be as valid and effectual as if they had been adopted and ratified at a formal meeting of stockholders duly convened, which consent will be effective when the minimum number of shares required to approve the action are obtained:

WHEREAS, the board of directors of the Company (the “Board”) has approved that certain Agreement and Plan of Merger by and among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), Polaris Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Sub”), the Company and Ron Hiram, as the representative of certain stockholders of the Company thereunder (the “Stockholder Representative”) (the “Merger Agreement”) pursuant to which Sub will merge with and into the Company (the “Proposed Merger”);

WHEREAS, in connection with the Proposed Merger, stockholders seek to appoint, authorize and direct Ron Hiram to act as the Stockholder Representative, as such stockholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative.

WHEREAS, reference is made to the Consent and Indemnity Agreement by and among Acquiror, Sub, the Company, the Stockholders of the Company party thereto and the Stockholder Representative (the “Consent and Indemnity Agreement”);

WHEREAS, each of Menashe Ezra, Victor Vaisleib, Ariel Maislos, Ron Hiram, Roni Hefetz, Ray Stata and Gerald Dogon has agreed to tender their respective resignations as directors of the Company effective as of the Closing Date (as defined in the Merger Agreement);

NOW, THEREFORE, it is hereby:

RESOLVED, that the form, terms and provisions of the Merger Agreement, in substantially the form attached hereto as Exhibit A, are hereby approved and adopted in all respects, and that the proper officers of the Company be, and each hereby is, authorized, on behalf of the Company, to execute and deliver the Merger Agreement, to make such changes, additions or deletions thereto with and upon the advice of counsel and to do any and all other things necessary in connection with the Merger Agreement as the officer executing the same or performing such acts may approve, such approval to be conclusively evidenced by such officer’s execution or performance thereof; and it is further

RESOLVED, that the Stockholder Representative is appointed, authorized and directed to act as the Stockholder Representative, as such Stockholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative on behalf of such Stockholder insofar as it relates to indemnification claims under Article VII of the Merger Agreement, or otherwise expressly provided in the Merger Agreement and to exercise such rights, power and authority, as are incidental thereto (including the right, power and authority to retain attorneys, accountants and other advisors to assist him or her in the performance of his or her duties under the Merger Agreement), with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing and with all right, power and authority to act on behalf of each such Stockholder in connection therewith; and it is further

RESOLVED, that by executing this consent the undersigned acknowledges and agrees that it will be deemed to be a party to the Consent and Indemnity Agreement as a Stockholder (as such term is defined in the Consent and Indemnity Agreement), and from and after the execution of this consent, the

2

undersigned will be subject to all of the obligations and entitled to all of the benefits of a Stockholder under the Consent and Indemnity Agreement, as if an original signatory thereof; and it is further

RESOLVED, that the number of shares of Preferred Stock and Common Stock of the Company set forth opposite the undersigned’s name on Schedule 1 attached hereto are owned of record by the undersigned on the date of this consent; and it is further

RESOLVED, that all prior actions taken by the Board and officers in connection with the Merger Agreement, the Consent and Indemnity Agreement, the Proposed Merger and the transactions contemplated thereby and these resolutions are hereby ratified, confirmed and approved in all respects; and it is further

RESOLVED, that the directors and officers of the Company be, and they are or any one of them is, hereby authorized, empowered and directed, from time to time, in the name and on behalf of the Company under its seal, if desired, to execute, make oath to, acknowledge and deliver, any and all agreements, orders, directives, certificates, notices, assignments and other documents, instruments and papers and to take or cause to be taken such steps as they may determine to be necessary, appropriate or advisable to carry out the intent and purposes of the foregoing resolutions, such determination to be evidenced conclusively by the execution and delivery of such documents and the taking of such steps.

This action by written consent may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. This action shall be filed with the minutes of the proceedings of the stockholders of the Company and shall be effective as of the date first set forth above.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date first set forth above.

PSHOO, LLC	SPRING TECHNOLOGIES LTD.

By:	By:
Name:	Name:
Title:	Title:

BLUE ORANGE VENTURES, LLC	MEADOWLANE LTD.

By:	By:
Name:	Name:
Title:	Title:

RSIS BUSINESS TRUST	CUBIT INVESTMENT LTD.

By:	By:
Name:	Name:
Title:	Title:

Alan Oppenheim	Eran Ilan

WALDEN ISRAEL VENTURES III, L.P.	WALDEN ISRAEL VENTURES III (NQP), L.P.

By:	By:
Name:	Name:
Title:	Title:

4

WIV ISRAEL SIDE FUND III	WIV ISRAEL SIDE FUND III (G.M.L.T.)

By:	By:
Name:	Name:
Title:	Title:

WALDEN ISRAEL VENTURES III (CEO AND INDUSTRY EXECUTIVES SIDE FUND), L.P.	EUROFUND 2000 (NON-ISRAELI) L.P.

By:	By:
Name:	Name:
Title:	Title:

EUROFUND 2000 (ISRAELI) L.P.	BRM CAPITAL FUND L.P.

By:	By:
Name:	Name:
Title:	Title:

INTEL ATLANTIC INC.

By:
Eilon Tirosh	Name:
Title:

Barak Lifshitz	Yair Rivlin

Yair Aizenberg	Elnatan Gad

Edi Livshits	Henry Hsiaw

5

SCHEDULE 1

Name of Stockholder	Shares of Class A Preferred Stock	Shares of Class B Preferred Stock	Shares of Common Stock

6

EXHIBIT E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of [            ], 2006, is by and among PMC-Sierra, Inc., a Delaware corporation (“Acquiror”), Ron Hiram, solely in his capacity as representative of the Stockholders, Vested Option Holders and Warrant Holders (the “Stockholder Representative”) of Passave, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware banking corporation (the “Escrow Agent”). All initially capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Acquiror, Polaris Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Sub”), the Company and the Stockholder Representative have entered into an Agreement and Plan of Merger, dated as of April 4, 2006 (the “Merger Agreement”), that provides, among other things, that Sub would merge with and into the Company and the Company would continue its corporate existence under the laws of the State of Delaware as a direct, wholly-owned subsidiary of Acquiror (the “Merger”);

WHEREAS, in furtherance of the purposes of the Merger Agreement and as a condition to the willingness of Acquiror and Sub to enter into the Merger Agreement, concurrently with the execution of the Merger Agreement, Acquiror, certain stockholders of the Company listed therein (the “Principal Stockholders”), and the Stockholder Representative, solely in his capacity as the representative of the Stockholders, Vested Option Holders and Warrant Holders (collectively, the “Securityholders”) have entered into a Consent and Indemnity Agreement (the “Consent and Indemnity Agreement”);

WHEREAS, the Merger Agreement contemplates that a portion of the Merger Consideration payable to the Securityholders of the Company will be deposited in escrow with the Escrow Agent, to be held and distributed by the Escrow Agent on the terms and conditions set forth in the Merger Agreement and herein;

WHEREAS, concurrently herewith, Acquiror is depositing with the Escrow Agent the Acquiror Escrow Amount to be held as security for the indemnification obligations under the applicable provisions of Article VII of the Merger Agreement and Article IV of the Consent and Indemnity Agreement; and

WHEREAS, the Escrow Agent is willing to hold and administer such amounts and any income thereon and additions thereto, and to pay and distribute the amounts held by it in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Appointment of Escrow Agent. Acquiror and the Stockholder Representative hereby appoint the Escrow Agent to act as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to hold and administer the Escrow Fund (as hereinafter defined) in accordance with the terms and subject to the conditions set forth herein.

2. Delivery of Escrowed Shares.

(a) Concurrently herewith, Acquiror shall deliver, or cause to be delivered, pursuant to Section 2.12 of the Merger Agreement on behalf of the Escrow Contributor, to the Escrow Agent, a number of certificates representing the shares of Acquiror Common Stock (the “Escrow Shares”), all issued in the name of the Escrow Agent or its designee, as Escrow Agent hereunder, with an aggregate value equal to the Acquiror Escrow Amount. Acquiror and the Stockholder Representative agree that with respect to shares of Acquiror Common Stock that will be issued upon exercise of the Vested Options and Warrants, 10% of such shares of Acquiror Common Stock shall be deposited into the Escrow Fund, and the Stockholders shall not be required to deposit shares of Acquiror Common Stock on behalf of the Vested Option Holders and Warrant Holders. The Escrow Shares shall be maintained by, and shall be under the exclusive dominion and control of, the Escrow Agent and shall be disbursed by the Escrow Agent only in accordance with the provisions of this Agreement. The portion of Escrow Shares deposited in respect and for the account of each Escrow Contributor is set forth next to the name of such Securityholder on Schedule 1 attached hereto. The Escrow Agent shall maintain a record of the amount of Escrow Shares and/or cash maintained in each account of each Escrow Contributor as long as Escrow Funds remain in such account.

(b) In connection with a sale of Escrow Shares by an Escrow Contributor, the Stockholder Representative, on behalf of such Escrow Contributor, shall be permitted, from time to time, to instruct the Escrow Agent to release some or all of the Escrow Shares constituting such Escrow Contributor’s Allocated Escrow Portion by delivering to the Escrow Agent and Acquiror a letter of instruction that indicates the number of Escrow Shares to be sold, the name of the Escrow Contributor whose Escrow Shares are being sold, the date of such sale and the broker or other Person whose account shall be credited with such released Escrow Shares, and representing to each of the Escrow Agent and Acquiror that the sale will comply with all applicable laws, including all federal and state securities laws in the United States and, if applicable, securities laws outside the United States. Simultaneously with the sale of such Escrow Shares, the Escrow Agent shall receive, for deposit into the Escrow Fund and for the account of such Escrow Contributor, an amount of cash equal to the proceeds received by such Escrow Contributor (or its assignee) with respect to such sale, net of brokerage commissions, if any (the “Cash Exchange”). In addition, the Stockholder Representative, on behalf of each Escrow Contributor, shall be permitted, from time to time, to instruct the Escrow Agent to release some or all of the Escrow Shares constituting an Escrow Contributor’s Allocated Escrow Portion by delivering to the Escrow Agent and Acquiror a letter that indicates the number of Escrow Shares to be released, the name of the Escrow Contributor whose Escrow Shares are being released and the broker or other Person whose account shall be credited with such released Escrow Shares, and by providing to the Escrow Agent, for deposit into the Escrow Fund and for the account of such Escrow Contributor, an amount of cash equal to the value of the Escrow

2

Shares to be released, which shall be determined in accordance with Section 6 hereof. All of the cash to be received as contemplated in this Section 2(b) will be retained as part of the Escrow Fund for the period of time Acquiror Escrow Amount is required to remain in escrow hereunder and pursuant to the terms and conditions of this Agreement. As used herein, “Escrow Fund” shall mean the Escrow Shares together with any cash, securities or other property distributed in respect of or in exchange for any Escrow Shares, whether by way of Cash Exchange, dividends or other distributions, stock splits, reorganizations or reclassifications or otherwise, or realized upon disposition or in connection with release pursuant to this Section 2 and Section 8 of this Agreement or any investment held from time to time by the Escrow Agent pursuant to this Section 2 of the Agreement, including investment income earned thereon, less any amounts paid out pursuant to this Agreement. The Escrow Agent hereby acknowledges, upon execution hereof, receipt of the Escrow Fund and agrees to hold, invest and dispose of the Escrow Fund in accordance with the terms and conditions of this Agreement. The Escrow Agent further agrees that upon receipt of any dividends or similar distributions with respect to the Escrow Shares, it will promptly deliver such dividends or distributions to the Stockholder Representative to such account or accounts designated by the Stockholder Representative, who will then promptly deliver such dividends or distributions to the applicable Securityholders.

3. Transferability. Except as expressly set forth in this Agreement, the respective interests of the Escrow Contributor in the Escrow Fund shall not be assignable or transferable, other than solely by operation of law to the affiliates, heirs, administrators, personal representative or devisees of a deceased Escrow Contributor. The Escrow Contributors shall not pledge, grant a lien or other security interest, grant an option or otherwise encumber their respective interests in the Escrow Shares. Any assignment, transfer or encumbrance of an interest in the Escrow Shares in violation of this Section 3 shall be void. Nothing in this Section 3 shall operate to restrict the right of any Securityholder to sell, transfer, pledge or otherwise dispose of or otherwise encumber any of his, her or its Escrow Shares subject to compliance with Section 2 and Section 8 of this Agreement.

4. Rights and Obligations of the Parties.

(a) Method of Asserting Claims. Subject to Section 4(b) hereof, if on or prior to April __, 2007 (the first anniversary of the Closing Date) (the “Termination Date”), the Escrow Agent shall receive one or more Officer’s Certificate (as defined below), then (x) the Escrow Agent shall, with respect to an Officer’s Certificate referred to in clause (A)(i) of the definition thereof, establish upon receipt of such Officer’s Certificate a reserve within the Escrow Fund for the amount of estimated Losses set forth in the Officer’s Certificate or (y) on the fifteenth (15th) day after receipt by the Stockholder Representative of a duplicate copy of such Officer’s Certificate with respect to an Officer’s Certificate referred to in clause (A)(ii) of the definition thereof, deliver to Acquiror out of the Escrow Fund, Acquiror Common Stock and/or cash (at the option of Acquiror if an Escrow Contributor has cash in his, her or its account) in an amount equal in value to the amount of Losses set forth in the Officer’s Certificate. An “Officer’s Certificate” means a certificate signed by an officer of Acquiror (A) either: (i) stating that an Indemnification Claim has arisen and setting forth a reasonable estimate of the expected amount of such Losses; or (ii) stating that an Acquiror Indemnified Party has incurred Losses for which it is entitled to be indemnified pursuant to Article VII of the Merger Agreement and/or Article IV of the Consent and Indemnity Agreement and specifying

3

the amount of such Losses, and (B) describing in reasonable detail the nature of such claim and the section or sections of the Merger Agreement and/or the Consent and Indemnity Agreement upon which such claim is based, whether such claim is a Third Party Claim and whether such claim is a Covered Company Claim or a Covered Stockholder Claim and, if a Covered Stockholder Claim, the Stockholder or Stockholders to which such claim relates.

(b) Objections to Claims. At the time of the delivery of an Officer’s Certificate to the Escrow Agent, Acquiror shall deliver a duplicate copy to the Stockholder Representative. The Stockholder Representative may deliver an objection notice (an “Objection Notice”) to the Escrow Agent and Acquiror with respect to any Officer’s Certificate delivered by Acquiror pursuant to Section 4(a) hereof, provided delivery of such Objection Notice is made prior to 5:00 p.m. Eastern Time on the tenth (10th) Business Day after the receipt by the Stockholder Representative of the duplicate copy of such Officer’s Certificate (it is understood and agreed that the Stockholder Representative shall not have the right to object to any matter set forth in an Officer’s Certificate (including Acquiror’s reasonable estimate of Losses relating to an Indemnification Claim or the amount of Losses an Acquiror Indemnified Party has incurred) unless such Objection Notice is delivered to Acquiror and the Escrow Agent prior to the expiration of such 10- Business Day period). During such 10-Business Day period, the Escrow Agent shall not deliver to Acquiror any portion of the Escrow Fund with respect to the Losses identified in the Officer’s Certificate unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery (it is understood and agreed, however, that the Escrow Agent, in accordance with clause (x) of Section 4(a) hereof, shall establish a reserve in the amount set forth in such Officer’s Certificate upon receipt thereof and such reserve shall be reduced only pursuant to a joint written instruction signed by Acquiror and the Stockholder Representative or as set forth in Section 4(c)). After the expiration of such 10-Business Day period, if no Objection Notice has been received from the Stockholder Representative, the Escrow Agent shall, with respect to an Officer’s Certificate referred to in clause (A)(ii) of the definition thereof, distribute to Acquiror, no later than the fifteenth (15th) day after receipt by the Stockholder Representative of a duplicate copy of any such Officer’s Certificate, the amount of Loss incurred as set forth in the Officer’s Certificate; provided, however, that in the event an Objection Notice shall not include an objection to the entire amount of Losses set forth in an Officer’s Certificate, no later than the fifteenth (15th) day after receipt by the Stockholder Representative of a duplicate copy of any such Officer’s Certificate, the Escrow Agent shall distribute the amount as to which no objection shall be made; provided, further, if at the time of a proposed distribution for a Covered Company Claim to an Acquiror Indemnified Party, a claim for indemnification for a Covered Stockholder Claim (as defined in the Consent and Indemnity Agreement) has previously been paid, then the amount of the distribution shall be adjusted pursuant to Section 4(d) hereof, if required pursuant to the terms of such section.

(c) Resolution of Conflicts. If the Stockholder Representative shall timely deliver an Objection Notice pursuant to Section 4(b) hereof, the Stockholder Representative and Acquiror shall attempt to agree upon the rights of the respective Parties with respect to each of such claims. If the Stockholder Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute Acquiror Common Stock and/or cash (at the option of Acquiror if an Escrow Contributor has cash in his, her or its account) from, or reduce the amount of a reserve

4

in, the Escrow Fund, as the case may be, in accordance with the terms thereof. If no such agreement can be reached after thirty (30) days following the delivery of an Objection Notice, then the Stockholder Representative or Acquiror may in accordance with the terms hereof bring a legal action or proceeding with respect to the matter that is the subject of such Objection Notice and such distribution or reduction in a reserve shall be made only pursuant to a joint written instruction signed by Acquiror and the Stockholder Representative or the final non-appealable order of a court of competent jurisdiction (as certified to the Escrow Agent in writing by Acquiror and the Stockholder Representative); provided, that, if at the time of such proposed distribution to an Acquiror Indemnified Party, a claim for indemnification for a Covered Stockholder Claim has been previously paid, then the amount of the distribution shall be adjusted pursuant to Section 4(d) hereof, if required pursuant to the terms of such section. Notwithstanding the foregoing, if no agreement is reached after thirty (30) days following the delivery of an Objection Notice and no legal action or proceeding has been commenced by any party hereto relating to such Objection Notice prior to the Termination Date (and no agreement with respect to the dispute has been reached prior to the Termination Date), the Officer’s Certificate relating to such Objection Notice that was delivered pursuant to Section 4(a) shall be deemed to have been withdrawn.

(d) Covered Stockholder Claims.

(i) For purposes of this Agreement, the following terms shall have the following meanings assigned to them:

“Allocated Amount” means, with respect to any Securityholder at any time, the greater of zero and an amount equal to (1) such Securityholder’s Escrow Amount minus (2) the aggregate amount of Covered Stockholder Claims in respect of such Securityholder previously released from the Escrow Fund and distributed to Acquiror Indemnified Parties minus (3) the aggregate Pro Rata Portions of Covered Company Claims previously released from the Escrow Fund and distributed to Acquiror Indemnified Parties in respect of such Securityholder.

“Applicable Percentage” means, with respect to any Securityholder, the percentage of the Escrow Fund set forth opposite such Securityholder’s name on Schedule 1 attached hereto.

“Securityholder’s Escrow Amount” means, with respect to any Securityholder, an amount equal to such Securityholder’s Applicable Percentage times the Acquiror Escrow Amount.

“Pro Rata Portion” means the amount obtained by multiplying the Applicable Percentage and the amount which would be distributed from (or reserved against) the Escrow Fund pursuant to Section 4 hereof.

(ii) If, at the time of any proposed distribution of any amounts to any Acquiror Indemnified Party pursuant to Section 4 hereof with respect to a Covered Company Claim, (1) a Covered Stockholder Claim has previously been paid and, (2)(A) as a result,

5

any Securityholder’s Pro Rata Portion of the claim giving rise to the distribution exceeds (B) such Securityholder’s Allocated Amount prior to giving effect to such distribution (the amount by which (A) exceeds (B), the “Shortfall Amount”), then the aggregate amount distributed to Acquiror Indemnified Parties from the Escrow Account with respect to such claim shall be reduced by such Shortfall Amount.

(iii) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Consent and Indemnity Agreement, (A) a Securityholder’s Escrow Amount shall not be reduced or reserved against as a result of any Covered Stockholder Claim with respect to any other Securityholder, and (B) for any Covered Stockholder Claim, the Acquiror Indemnified Parties shall only be entitled to recover from the Escrow Fund an amount up to such breaching Securityholder’s Allocated Amount. For the avoidance of doubt, if an Acquiror Indemnified Party incurs a Loss arising out of any Covered Stockholder Claim and recovers from the Escrow Fund less than the full amount of such Loss, such Acquiror Indemnified Party shall retain its ability to recover the excess amount from the applicable Stockholder.

(e) Notices of Distributions. As promptly as practicable following the distribution of any amounts from the Escrow Fund, the Escrow Agent shall send a written statement to Acquiror and the Stockholder Representative stating the amount of the distribution and the amount remaining in the Escrow Fund (and identifying any amounts then subject to a reserve and the amount in escrow for each Escrow Contributor).

(f) Generally. The Escrow Agent shall be entitled to such rights and shall perform such duties of the Escrow Agent as set forth herein, in accordance with the terms of this Agreement. The Stockholder Representative, the Securityholders, Acquiror, Sub and the other Acquiror Indemnified Parties shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in Article VII of the Merger Agreement and Article IV of the Consent and Indemnity Agreement.

5. Release of Escrow Fund. On the second Business Day following the Termination Date, the Escrow Agent shall disburse to each Securityholder his, her or its pro rata portion of Escrow Shares and, if such Securityholder had sold his, her or its Escrow Shares and deposited cash in lieu thereof (or has substituted cash for Escrow Shares pursuant to Section 2 hereof), cash held in the Escrow Fund as of the Termination Date plus (a) the pro rata portion (based on such Allocated Amounts) of any interest and other amounts accrued on the Acquiror Escrow Amount, less (b) any amounts within the Escrow Fund set forth in an Objection Notice delivered by the Stockholder Representative to Acquiror and the Escrow Agent in accordance Section 4(b) hereof with respect to such Securityholder that have not been resolved pursuant to Section 4(c) hereof as of the Termination Date, less (c) any amounts reserved within the Escrow Fund pursuant to Section 4 hereof with respect to such Securityholder as of the Termination Date, and less (d) in respect of the amounts set forth in clause (a) above, any amounts distributed to such Securityholder for the payment of Taxes in accordance with Section 17(c) hereof. Following the Termination Date, the Escrow Agent shall disburse any amounts described in clauses (b) and (c) of the preceding sentence only pursuant to a joint written instruction signed by Acquiror and the Stockholder Representative or the final non-appealable order of a court of competent jurisdiction (as certified to the Escrow Agent in writing by Acquiror and the Stockholder Representative).

6

6. Valuation of Acquiror Common Stock. For purposes hereof, any Acquiror Common Stock returned to Acquiror in full or partial satisfaction of any Loss shall be valued at the Final Average Stock Price (as calculated under the Merger Agreement).

7. Voting Authority. The Stockholders shall have the sole right to exercise any voting rights pertaining to the Escrow Shares. The Stockholders may deliver a proxy to the Stockholder Representative permitting the Stockholder Representative to exercise the Stockholders’ voting rights, as directed by the Stockholders, with respect to their respective Escrow Shares.

8. Dispositive Authority. The Stockholders shall retain full dispositive authority with respect to the Escrow Shares, provided that the Stockholder Representative delivers to the Escrow Agent and Acquiror the certificate contemplated in Section 2 (and complies with the matters contemplated therein) and that such disposition shall be on bona fide arms’-length terms and in compliance with applicable law, and any cash received in the Cash Exchange in connection with such disposition shall be delivered to and retained by the Escrow Agent as part of the Escrow Fund in accordance with Section 2 hereof. The Stockholder Representative and Acquiror shall cooperate reasonably to take such action as is reasonably necessary to permit and facilitate any such sale and delivery. In connection therewith, the Escrow Agent shall be required to act upon joint written instructions signed by the Stockholder Representative and Acquiror.

9. Investment of Escrow Fund. The Escrow Agent shall invest and reinvest any cash portion of the Escrow Fund in Permitted Investments (as hereinafter defined). For purposes of this Agreement, “Permitted Investments” will mean (i) money market funds registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the investments described in clauses (ii) through (v) of this Section 9 or money market funds rated at least P-1 by Moody’s Investor Service, Inc. and A-1 by Standard & Poor’s Corporation, (ii) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations, (iii) obligations of or guaranteed by any state or political subdivision of the United States of America with a maturity six months or less and a credit rating of at least A by Moody’s Investor Service, Inc. and A by Standard & Poor’s Corporation, (iv) interest bearing certificates of deposit or bankers’ acceptances issued by any other national or state-chartered bank having capital and surplus of at least $1,000,000,000 with an investment term of six months or less and a credit rating of at least A by Moody’s Investor Service, Inc. and A by Standard & Poor’s Corporation, (v) commercial paper with a maturity of note more than thirty days rated at least P-1 by Moody’s Investor Service, Inc. and A-1 by Standard & Poor’s Corporation, and (vi) such other investments as may be specified from time to time to the Escrow Agent by joint written instructions of Acquiror and the Stockholder Representative. If no written instructions directing the investment or reinvestment of any cash portion of the Escrow Fund are provided to the Escrow Agent, the Escrow Agent shall invest the cash portion of the Escrow Fund in the Wilmington U.S. Government Portfolio of the Wilmington Family of Mutual Funds. The Escrow Agent shall prepare and provide to Acquiror and the Stockholder Representative a monthly statement of transaction details with respect to any securities transaction entered into and all interest and other amounts accruing on the Escrow Fund or with respect thereto no later than the last calendar day in respect of the immediately preceding calendar month, without any additional cost. The

7

Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. With the exception of willful misconduct or gross negligence on the part of the Escrow Agent, the Escrow Agent shall have no liability for any loss sustained as a result of any investment made pursuant to this Agreement or the joint instructions of Acquiror and the Stockholder Representative hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of Acquiror and the Stockholder Representative to give the Escrow Agent joint instructions to invest or reinvest the Escrow Fund.

10. General Duties of Escrow Agent.

(a) The Escrow Agent shall hold and safeguard the Escrow Fund and treat the Escrow Fund with such degree of care as it treats its own similar property, which shall be not less than reasonable care. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no additional duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent’s duties are as a depository only, and the Escrow Agent shall incur no liability whatsoever, except for its willful misconduct or gross negligence. The Escrow Agent may consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel (subject to the exception set forth in the prior sentence).

(b) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive written instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action other than to keep safely the Escrow Fund until it shall be directed otherwise pursuant to a joint written notice from Acquiror and the Stockholder Representative. This Agreement shall not create any fiduciary duty of the Escrow Agent to any Party.

(c) The Escrow Agent shall not be called upon to advise any Party as to taking or refraining from any action with respect to the Escrow Fund.

11. Reliance by Escrow Agent on Written Notices. Set forth in Exhibit A hereto is a list of the names of the persons (together with any persons named in accordance with the next sentence, the “Authorized Personnel”) authorized to act for Acquiror under this Agreement. A Secretary or an Assistant Secretary of Acquiror may, from time to time, certify to the Escrow Agent the names of any other persons authorized to act for Acquiror under this Agreement. The Escrow Agent may rely on and shall be authorized and protected in acting or failing to act in accordance with this Agreement upon the written or facsimile instructions that it reasonably believes to be genuine, with respect to any matter relating to the Escrow Fund, of any Authorized Personnel acting on behalf of Acquiror or by the Stockholder Representative acting on behalf of the Securityholders.

12. Risk to Escrow Agent. Unless otherwise specifically provided for herein, none of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers. The Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Escrow Fund pursuant to this

8

Agreement; provided, however, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, provided, further, however, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

13. Investigation by Escrow Agent. The Escrow Agent shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

14. Escrow Agent’s Execution of Power. The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care and shall be responsible or liable for any action or inaction of any agent, attorney, custodian or nominee so appointed.

15. Successor to Escrow Agent. Any corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Escrow Agent shall be a party, or any corporation succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any Party except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

16. Legal Proceedings. The Escrow Agent shall not be required to institute legal proceedings of any kind. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Fund), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect unless the Escrow Agent has actual knowledge of the lack of validity of such order, judgment, decree, writ or process.

17. Taxes and Income on the Escrow Fund.

(a) All distributions to any Acquiror Indemnified Party in accordance with Section 4 hereof shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

9

(b) All investment income accruing on the funds held in the Escrow Fund or with respect thereto shall be retained by the Escrow Agent for release in accordance with Section 4 hereof.

(c) The Securityholders shall be treated as the owners of the Escrow Fund and shall be responsible for and pay when due all Taxes attributable to investment income and other amounts accruing thereon or with respect thereto until such time as the Escrow Fund is released in accordance with Section 4 hereof; provided, however, that the Securityholders shall be reimbursed from the Escrow Fund for the payment of Taxes that are required to be paid by the Securityholder on any such investment income accruing under Section 17(b) by applicable Law, upon delivery to the Escrow Agent of a certificate from Acquiror and the applicable Securityholder that identifies the amount to be reimbursed for such payment of Taxes.

(d) Each Securityholder shall provide to the Escrow Agent his, her or its taxpayer identification number documented by an appropriate Form W-8 or W-9, as applicable, no later than the Closing Date. Failure so to provide such forms may prevent or delay disbursements from the Escrow Fund and the Escrow Agent may be required to withhold tax on any interest treated as being paid in respect of such distribution. Any payments or distribution of the Escrow Fund to any Securityholder shall be subject to applicable withholding regulations then in force in the United States, Israel or any other jurisdiction, as applicable.

18. Fees of the Escrow Agent. Acquiror and the Stockholder Representative, strictly as representative and agent of the Securityholders and not as individuals, each covenant and agree, jointly and severally to pay to the Escrow Agent the fees and expenses set forth on Exhibit B hereto. The Company is paying the Securityholders’ portion of such fees and expenses on behalf of the Securityholders concurrently with the execution and delivery of this Agreement (which amount the Stockholder Representative (on behalf of the Securityholders) acknowledges is a Company Transaction Expense under the Merger Agreement). The obligations of each of Acquiror and the Stockholder Representative under this Section 18 to compensate the Escrow Agent and to pay or reimburse the Escrow Agent for the reasonable fees and expenses shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Escrow Agent.

19. Resignation of Escrow Agent.

(a) If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to resign as Escrow Agent hereunder, it may do so by giving at least thirty (30) days prior written notice of such event to Acquiror and the Stockholder Representative and thereafter delivering the Escrow Fund to any other escrow agent mutually agreed upon by Acquiror and the Stockholder Representative as notified to the Escrow Agent in writing, and if no such escrow agent shall be designated by Acquiror and the Stockholder Representative within sixty (60) calendar days after such written notice, then the Escrow Agent may designate such by delivering the Escrow Fund either (i) to any bank or trust company located in New York, New York that is willing to act as escrow agent hereunder in its place on the terms set forth herein, or (ii) if no such bank or trust company can be retained within a reasonable period after such sixty (60) calendar day period after the delivery by the Escrow Agent of its written notice, the Escrow Agent may deliver the Escrow Fund to the clerk or other proper officer of a court of competent

10

jurisdiction located within the State of New York in the manner permitted by applicable law (any such successor to the Escrow Agent, whether designated by Acquiror and the Stockholder Representative or pursuant to clause (i) or (ii) above or otherwise, hereinafter referred to as the “Successor Agent”). Acquiror and the Stockholder Representative may, at any time after the date hereof, agree in writing to substitute a Successor Agent for the Escrow Agent, whereupon the Escrow Agent shall deliver the Escrow Fund to such Successor Agent. The fees of any Successor Agent shall be paid as provided in Section 8. The resignation of the Escrow Agent shall only be effective upon delivery of the Escrow Fund in accordance with the immediately preceding sentence.

(b) Upon delivery of the Escrow Fund to the Successor Agent, (i) the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Escrow Fund (except for liability incurred hereunder pursuant to the last sentence of Section 19(a) hereof or due to the Escrow Agent’s willful misconduct or gross negligence) and (ii) all references herein to the “Escrow Agent” shall, where applicable, be deemed to include such Successor Agent, and such Successor Agent shall thereafter become the Escrow Agent for all purposes of this Agreement (and may be replaced as Escrow Agent by Acquiror and the Stockholder Representative in the manner provided for in this Section 19).

20. Indemnification of the Escrow Agent. Acquiror and the Stockholder Representative, on behalf of the Securityholders and strictly in its capacity as Stockholder Representative and not as an individual, shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, liabilities or expenses (including reasonable fees and expenses of outside counsel and experts and their staffs and reasonable expenses of document location, duplication and shipment but excluding any fees or expenses allocated to its in-house counsel) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that any such loss, liability or expense is caused by the gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent’s following any joint instructions or directions from the parties. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent.

21. Termination of Agreement. Upon disbursement by the Escrow Agent (including any Successor Agent) of all of the Escrow Fund pursuant to the terms of this Agreement, this Agreement shall terminate (provided that the provisions of Sections 18 and 20 hereof shall survive such termination).

22. Amendments and Modifications. No party shall be bound by and modification, amendment, termination, cancellation or recession of this Agreement unless the same shall be in writing and signed by such parties.

23. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered during normal business hours either personally, or, if by facsimile upon written confirmation of receipt by facsimile or otherwise (and any such delivery that is not during normal business hours shall be deemed duly given on the next Business Day after such delivery), (b) on the first (1st) Business Day following

11

the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Stockholder Representative:

Eurofund 2000 L.P.

Tel Aviv, Israel 63432

Attn: Ron Hiram

Fax: (972-3) 527-0041

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10101

Attn: James R. Tanenbaum

Fax: (212) 468-7900

and to:

Nachitz, Brandes & Co.

5 Tuval Street

Tel Aviv, Israel 67897

Attn: Sharon Amir

Fax: (972-3) 62305995

if to Acquiror, to:

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Attn: Chief Financial Officer

Fax: (604) 415-62

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael E. Lubowitz

Fax: (212) 310-8007

12

and to:

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Attn: Barry Levenfeld, Adv.

Fax: (972-2) 623-9236

if to the Escrow Agent, to:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attn: Corporate Trust/Custody

Fax: (302) 636-6449

24. Assignment; Successors. Except as provided in the last sentence of this Section 24, the parties hereto agree that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties, provided, however, that the Escrow Agent may transfer the Escrow Fund and its duties as provided in Sections 15 and 19 hereof, and (ii) any person selected to replace the Stockholder Representative in accordance with the terms of the Merger Agreement shall be made a party to this Agreement and shall be deemed the “Stockholder Representative” for any and all purposes hereunder, upon notice to the Escrow Agent and Acquiror signed by the then-acting Stockholder Representative certifying that the replacement has been selected in accordance with the terms of the Merger Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

25. Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit and recital references are to this Agreement unless otherwise stated. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as is set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. Each of Acquiror, Stockholder Representative and Escrow Agent, acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

26. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and

13

construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

27. Submission to Exclusive Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or their respective successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party further agrees to accept service of process in any manner permitted by such courts. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Merger Agreement (including the Exhibits and Schedules thereto) and the Consent and Indemnity Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement, the Merger Agreement, nor the Consent and Indemnity Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

29. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

30. Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

14

31. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

32. Bankruptcy Events. It is the intent of the parties that each of Acquiror’s and the Stockholder Representative’s interests that such parties do or may have in the Escrow Fund is merely a contingent right to payment, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of Acquiror, the Stockholder Representative or any Securityholder (any of which is referred to herein as a “Bankruptcy Event”) shall increase any such Person’s respective interest in the portion of the Escrow Fund to which such Person is entitled or affect, modify, convert or otherwise change the contingent nature of his, her or its respective right to payment of the portion of the Escrow Fund to which such Person is entitled in accordance with the terms of this Agreement.

[Remainder of page intentionally left blank]

15

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

PMC-Sierra, Inc.

By:
Name:
Title:

Ron Hiram solely as the Stockholder Representative

By:
Name:

Wilmington Trust Company as Escrow Agent

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT A

Authorized Personnel

For Acquiror:

EXHIBIT B

Escrow Agent Schedule of Fee

NOTE:

This proposal is subject to a legal and administrative review of the governing documents and acceptable indemnification for our fees and expenses from a creditworthy entity. Out of pocket expenses (including outside counsel’s fees and expenses in connection with the closing and in connection with any post-closing matters) are additional and are billed separately within 30 days from closing. The Initial Fee and first year’s Annual Administration Fee are to be paid on the closing date by wire transfer to Wilmington Trust Company, Wilmington, Delaware, ABA No. 031100092, Account No. 9974-0 (Income), Corporate Trust Administration – Income Account, Attn: Risk Management, Ref: Escrow Fees and Expenses (account name). Thereafter, the Annual Administration Fee is due and payable annually in advance on each anniversary of the closing date. Transaction Fees are due and payable annually in arrears. All fees are non-refundable and will not be prorated in the event of an early termination of the Escrow. In the event the transaction does not close, the Initial Fee and our expenses including fees and expenses of our counsel are payable. All fees quoted are guaranteed for a period of 90 days.

ANNUAL ADMINISTRATION FEE	$5,000.00

This fee covers acceptance of appointment as Escrow Agent including complete study of drafts of Escrow Agreement and all supporting documents until execution of final Agreement, the administrative duties in connection with the security provisions of the Agreement. This Fee is payable in advance at Closing and on each anniversary thereafter.

TRANSACTION FEES
a) For each purchase, sale, withdrawal, maturity, call and put of domestic securities	$15.00
b) For Physical delivery of domestic securities	$50.00
c) Purchase of Eurodollar certificate of deposit	$65.00
d) Principal amortizing securities (per pool/per month)	$10.00
e) Disbursements by Checks (per check issued)	$5.00
f) Distribution of Stock or Notes (per certificate issued)	$25.00
g) IRS Form 1099 Reporting (per Form 1099)	$2.50
h) IRS for w-9 and w-8, mail requests and record replies (approx. 75)	$1,500.00
i) Wire Charge (per transfer)
Outgoing*	$25.00
Incoming*	$10.00

By:	By:
Company:	Company:	Wilmington Trust Company
Name:	Name:	Michael W. Diaz
Title:	Title:	Authorized Signer

Schedule 1 to Escrow Agreement

Stockholder	% of Escrow
Total	100.0%